EXHIBIT 13.2

MANAGEMENT’S REPORT

TO THE SHAREHOLDERS OF CASCADES INC.

February 27, 2019

The accompanying consolidated financial statements are the responsibility of the Management of Cascades Inc., (the "Corporation") and have been reviewed by the Audit and Finance Committee and approved by the Board of Directors.

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board ("IFRS") and include certain estimates that reflect management’s best judgment.

The Management of the Corporation is also responsible for all other information included in this Annual Report and for ensuring that this information is consistent with the Corporation’s consolidated financial statements and business activities.

The Management of the Corporation is responsible for the design, establishment and maintenance of appropriate internal controls and procedures for financial reporting, to ensure that financial statements for external purposes are fairly presented in conformity with IFRS. Such internal control systems are designed to provide reasonable assurance on the reliability of the financial information and the safeguarding of assets.

External and internal auditors have free and independent access to the Audit and Finance Committee, which comprises outside independent directors. The Audit Committee, which meets regularly throughout the year with members of management and the external and internal auditors, reviews the consolidated financial statements and recommends their approval to the Board of Directors.

The consolidated financial statements have been audited by PricewaterhouseCoopers LLP, whose report is provided below.

Management of the Corporation is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the United States Securities Exchange Act of 1934. Internal control over financial reporting is a process designed by, or under the supervision of, the President and Chief Executive Officer (CEO) and the Vice - President and Chief Financial Officer (CFO) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS.

Due to its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of the effectiveness of internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate.

Management conducted an assessment of the effectiveness of the Corporation’s internal control over financial reporting, as at December 31, 2018 based on the framework and criteria established in Internal Control-Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 COSO Framework). Based on this evaluation, management has concluded that the Corporation’s internal control over financial reporting was effective as at December 31, 2018.

/s/ Mario Plourde	/s/ Allan Hogg
MARIO PLOURDE	ALLAN HOGG

PRESIDENT AND CHIEF EXECUTIVE OFFICER KINGSEY FALLS, CANADA	VICE-PRESIDENT AND CHIEF FINANCIAL OFFICER KINGSEY FALLS, CANADA

1

REPORT OF INDEPENDANT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF CASCADES INC.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Cascades Inc. and its subsidiaries, (together, the Corporation) as of December 31, 2018 and 2017, and the related consolidated statements of earnings, comprehensive income, equity and cash flows for the years then ended, including the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Corporation as of December 31, 2018 and 2017, and the results of their operations and their cash flows for the years then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board (IFRS).

Change in accounting principles

As discussed in Note 3 to the consolidated financial statements, the Corporation changed the manner in which it accounts for revenue from contracts with customers and financial instruments in 2018.

Basis of Opinion

These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on the Corporation’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Corporation in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP[1]
Montréal, Québec, Canada
March 5, 2019

We have served as the Corporation's auditor since 1964, which includes periods before the Corporation became subject to SEC reporting requirements.

[1]	CPA auditor, CA, public accountancy permit No. A126402

2

CONSOLIDATED BALANCE SHEETS

(in millions of Canadian dollars)	NOTE	December 31, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents		123	89
Accounts receivable	3, 6 and 14	635	608
Current income tax assets		29	18
Inventories	7 and 14	605	523
Current portion of financial assets	27	10	9
Assets held for sale	24	—	13
		1,402	1,260
Long-term assets
Investments in associates and joint ventures	8	81	78
Property, plant and equipment	9 and 14	2,506	2,104
Intangible assets with finite useful life	10	211	212
Financial assets	27	20	23
Other assets	5, 11 and 29	42	73
Deferred income tax assets	17	134	149
Goodwill and other intangible assets with indefinite useful life	5 and 10	555	528
		4,951	4,427
Liabilities and Equity
Current liabilities
Bank loans and advances	26	16	35
Trade and other payables	3 and 12	782	683
Current income tax liabilities		23	6
Current portion of long-term debt	14, 26 and 27	55	59
Current portion of provisions for contingencies and charges	13	6	7
Current portion of financial liabilities and other liabilities	15 and 27	101	101
		983	891
Long-term liabilities
Long-term debt	14, 26 and 27	1,821	1,517
Provisions for contingencies and charges	13	42	36
Financial liabilities	27	14	18
Other liabilities	5 and 15	202	178
Deferred income tax liabilities	17	201	186
		3,263	2,826
Equity attributable to Shareholders
Capital stock	18	490	492
Contributed surplus	19	16	16
Retained earnings	3	1,000	982
Accumulated other comprehensive income (loss)	3 and 20	2	(35)
		1,508	1,455
Non-controlling interests	8	180	146
Total equity		1,688	1,601
		4,951	4,427

The accompanying notes are an integral part of these audited consolidated financial statements.

Approved by the Board of Directors

/s/ Alain Lemaire	/s/ Georges Kobrynsky

Alain Lemaire - DIRECTOR	Georges Kobrynsky - DIRECTOR

3

CONSOLIDATED STATEMENTS OF EARNINGS

(in millions of Canadian dollars, except per common share amounts and number of common shares)	NOTE	2018	2017
Sales	21	4,649	4,321
Cost of sales and expenses
Cost of sales (including depreciation and amortization of $244 million (2017 — $215 million))	3 and 22	3,997	3,770
Selling and administrative expenses	3 and 22	410	378
Gain on acquisitions, disposals and others	5 and 24	(71)	(8)
Impairment charges and restructuring costs	25	77	17
Foreign exchange gain		(2)	(5)
Loss (gain) on derivative financial instruments	27	8	(6)
		4,419	4,146
Operating income		230	175
Financing expense	26	84	86
Interest expense on employee future benefits and other liabilities	26	15	11
Loss on repurchase of long-term debt	14, 26 and 27	—	14
Foreign exchange loss (gain) on long-term debt and financial instruments		4	(23)
Fair value revaluation gain on investments	5 and 8	(5)	(315)
Share of results of associates and joint ventures	8	(11)	(39)
Earnings before income taxes		143	441
Provision for (recovery of) income taxes	17	49	(81)
Net earnings including non-controlling interests for the year		94	522
Net earnings attributable to non-controlling interests	8	35	15
Net earnings attributable to Shareholders for the year		59	507
Net earnings per common share
Basic		$0.62	$5.35
Diluted		$0.58	$5.19
Weighted average basic number of common shares outstanding		94,570,924	94,680,598
Weighted average number of diluted common shares		96,933,681	97,598,900

 The accompanying notes are an integral part of these audited consolidated financial statements.

4

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in millions of Canadian dollars)	NOTE	2018	2017
Net earnings including non-controlling interests for the year		94	522
Other comprehensive income (loss)
Items that may be reclassified subsequently to earnings
Translation adjustments	20
Change in foreign currency translation of foreign subsidiaries		96	(43)
Change in foreign currency translation related to net investment hedging activities		(58)	33
Cash flow hedges	20
Change in fair value of foreign exchange forward contracts		(2)	1
Change in fair value of interest rate swaps		1	—
Change in fair value of commodity derivative financial instruments		6	1
Equity investment	3 and 8	—	(1)
Share of other comprehensive income of associates	5 and 8	—	21
Recovery of (provision for) income taxes		2	(13)
		45	(1)
Items that are not released to earnings
Actuarial loss on employee future benefits	16	(16)	(13)
Recovery of income taxes	17	4	3
		(12)	(10)
Other comprehensive income (loss)		33	(11)
Comprehensive income including non-controlling interests for the year		127	511
Comprehensive income attributable to non-controlling interests for the year		45	18
Comprehensive income attributable to Shareholders for the year		82	493

 The accompanying notes are an integral part of these audited consolidated financial statements.

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CONSOLIDATED STATEMENTS OF EQUITY

		For the year ended December 31, 2018
(in millions of Canadian dollars)	NOTE	CAPITAL STOCK	CONTRIBUTED SURPLUS	RETAINED EARNINGS	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)	TOTAL EQUITY ATTRIBUTABLE TO SHAREHOLDERS	NON-CONTROLLING INTERESTS	TOTAL EQUITY

Balance - Beginning of year		492	16	982	(35)	1,455	146	1,601
Adoption of new accounting standard	3	—	—	(2)	2	—	—	—
Adjusted Balance - Beginning of period		492	16	980	(33)	1,455	146	1,601
Comprehensive income (loss)
Net earnings		—	—	59	—	59	35	94
Other comprehensive income (loss)		—	—	(12)	35	23	10	33
		—	—	47	35	82	45	127
Business combinations	5	—	—	—	—	—	5	5
Dividends		—	—	(15)	—	(15)	—	(15)
Stock options expense		—	1	—	—	1	—	1
Issuance of common shares upon exercise of stock options		6	(1)	—	—	5	—	5
Redemption of common shares		(8)	—	(12)	—	(20)	—	(20)
Capital contribution from a non-controlling interests		—	—	—	—	—	1	1
Acquisition of non-controlling interests		—	—	—	—	—	(1)	(1)
Dividends paid to non-controlling interests		—	—	—	—	—	(16)	(16)
Balance - End of year		490	16	1,000	2	1,508	180	1,688

		For the year ended December 31, 2017
(in millions of Canadian dollars)		CAPITAL STOCK	CONTRIBUTED SURPLUS	RETAINED EARNINGS	ACCUMULATED OTHER COMPREHENSIVE LOSS	TOTAL EQUITY ATTRIBUTABLE TO SHAREHOLDERS	NON-CONTROLLING INTERESTS	TOTAL EQUITY
Balance - Beginning of year		487	16	512	(31)	984	90	1,074
Comprehensive income (loss)
Net earnings		—	—	507	—	507	15	522
Other comprehensive income (loss)		—	—	(10)	(4)	(14)	3	(11)
		—	—	497	(4)	493	18	511
Business combinations	5	—	—	—	—	—	57	57
Dividends		—	—	(15)	—	(15)	—	(15)
Stock options expense		—	1	—	—	1	—	1
Issuance of common shares upon exercise of stock options		5	(1)	—	—	4	—	4
Partial disposal of a subsidiary to non-controlling interests		—	—	(1)	—	(1)	1	—
Acquisition of non-controlling interests		—	—	(11)	—	(11)	(15)	(26)
Dividends paid to non-controlling interests		—	—	—	—	—	(5)	(5)
Balance - End of year		492	16	982	(35)	1,455	146	1,601

The accompanying notes are an integral part of these audited consolidated financial statements.

6

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions of Canadian dollars)	NOTE	2018	2017
Operating activities
Net earnings attributable to Shareholders for the year		59	507
Adjustments for:
Financing expense and interest expense on employee future benefits and other liabilities	26	99	97
Loss on repurchase of long-term debt	14, 26 and 27	—	14
Depreciation and amortization		244	215
Gain on acquisitions, disposals and others	5 and 24	(71)	(8)
Impairment charges and restructuring costs	25	77	11
Unrealized loss (gain) on derivative financial instruments		9	(8)
Foreign exchange loss (gain) on long-term debt and financial instruments		4	(23)
Provision for (recovery of) income taxes	17	49	(81)
Fair value revaluation gain on investments	5 and 8	(5)	(315)
Share of results of associates and joint ventures		(11)	(39)
Net earnings attributable to non-controlling interests		35	15
Net financing expense paid		(107)	(99)
Premium paid on long-term debt repurchase	14	—	(11)
Net income taxes paid		(11)	(10)
Dividends received	8	6	12
Employee future benefits and others		(16)	(17)
		361	260
Changes in non-cash working capital components	26	12	(87)
		373	173
Investing activities
Investments in associates and joint ventures	8	(2)	(17)
Payments for property, plant and equipment	5 and 9	(338)	(193)
Proceeds from disposals of property, plant and equipment	24	85	15
Change in intangible and other assets	8 and 10	(15)	256
Net cash acquired (paid) in business combinations	5	(100)	9
		(370)	70
Financing activities
Bank loans and advances		(22)	8
Change in credit facilities		(126)	114
Increase in term loan	14 and 26	235	—
Repurchase of unsecured senior notes	14, 26 and 27	—	(257)
Increase in other long-term debt		66	11
Payments of other long-term debt		(81)	(47)
Settlement of derivative financial instruments		(1)	(12)
Issuance of common shares upon exercise of stock options	18	5	4
Redemption of common shares	18	(20)	—
Dividends paid to non-controlling interests and acquisition of non-controlling interests	5 and 8	(17)	(24)
Capital contribution from non-controlling interests		1	—
Dividends paid to the Corporation’s Shareholders		(15)	(15)
		25	(218)
Change in cash and cash equivalents during the year		28	25
Currency translation on cash and cash equivalents		6	2
Cash and cash equivalents - Beginning of year		89	62
Cash and cash equivalents - End of year		123	89

The accompanying notes are an integral part of these audited consolidated financial statements.

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SEGMENTED INFORMATION

The Corporation analyzes the performance of its operating segments based on their operating income before depreciation and amortization, which is not a measure of performance under International Financial Reporting Standards (IFRS); however, the chief operating decision-maker (CODM) uses this performance measure to assess the operating performance of each reportable segment. Earnings for each segment are prepared on the same basis as those of the Corporation. Intersegment operations are recorded on the same basis as sales to third parties, which are at fair market value. The accounting policies of the reportable segments are the same as the Corporation's accounting policies described in Note 2.

The Corporation's operating segments are reported in a manner consistent with the internal reporting provided to the CODM. The Chief Executive Officer has authority for resource allocation and management of the Corporation's performance, and is therefore the CODM.

The Corporation's operations are managed in four segments: Containerboard, Boxboard Europe and Specialty Products (which constitutes the Corporation's Packaging Products), and Tissue Papers.

	SALES
(in millions of Canadian dollars)	2018	2017
Packaging Products
Containerboard	1,840	1,652
Boxboard Europe	933	838
Specialty Products	659	703
Intersegment sales	(89)	(105)
	3,343	3,088
Tissue Papers	1,352	1,268
Intersegment sales and Corporate Activities	(46)	(35)
	4,649	4,321

	OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION
(in millions of Canadian dollars)	2018	2017
Packaging Products
Containerboard	470	238
Boxboard Europe	97	67
Specialty Products	46	67
	613	372
Tissue Papers	(58)	90
Corporate Activities	(81)	(72)
Operating income before depreciation and amortization	474	390
Depreciation and amortization	(244)	(215)
Financing expense and interest expense on employee future benefits and other liabilities	(99)	(97)
Loss on repurchase of long-term debt	—	(14)
Foreign exchange gain (loss) on long-term debt and financial instruments	(4)	23
Fair value revaluation gain on investments	5	315
Share of results of associates and joint ventures	11	39
Earnings before income taxes	143	441

8

	PAYMENTS FOR PROPERTY, PLANT AND EQUIPMENT
(in millions of Canadian dollars)	2018	2017
Packaging Products
Containerboard	243	65
Boxboard Europe	35	27
Specialty Products	34	32
	312	124
Tissue Papers	88	64
Corporate Activities	17	19
Total acquisitions	417	207
Proceeds from disposals of property, plant and equipment	(85)	(15)
Capital lease acquisitions and included in other debts and liabilities	(70)	(11)
	262	181
Acquisitions for property, plant and equipment included in “Trade and other payables”
Beginning of year	28	25
End of year	(37)	(28)
Payments for property, plant and equipment net of proceeds from disposals	253	178

	TOTAL ASSETS
(in millions of Canadian dollars)	December 31, 2018	December 31, 2017
Packaging Products
Containerboard	2,253	2,016
Boxboard Europe	786	609
Specialty Products	473	386
	3,512	3,011
Tissue Papers	982	940
Corporate Activities	428	460
Intersegment eliminations	(56)	(68)
	4,866	4,343
Investments in associates and joint ventures	81	78
Other investments	4	6
	4,951	4,427

Information by geographic segment is as follows:

	PROPERTY, PLANT AND EQUIPMENT
(in millions of Canadian dollars)	December 31, 2018	December 31, 2017
Canada	835	837
United States	1,279	970
Italy	197	183
Other countries	195	114
	2,506	2,104

	GOODWILL, CUSTOMER RELATIONSHIPS AND CLIENT LISTS, AND OTHER FINITE AND INDEFINITE USEFUL LIFE INTANGIBLE ASSETS
(in millions of Canadian dollars)	December 31, 2018	December 31, 2017
Canada	430	449
United States	308	278
Italy	27	13
Other countries	1	—
	766	740

9

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amounts in millions of Canadian dollars, except per common share and option amounts and number of common shares and options)

NOTE 1

GENERAL INFORMATION

Cascades Inc. and its subsidiaries (together “Cascades” or the “Corporation”) produce, convert and market packaging and tissue products composed mainly of recycled fibres. Cascades Inc. is incorporated and domiciled in Québec, Canada. The address of its registered office is 404, Marie-Victorin Boulevard, Kingsey Falls. Its shares are listed on the Toronto Stock Exchange.

The Board of Directors approved the consolidated financial statements on February 27, 2019.

NOTE 2

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The Corporation prepares its financial statements in accordance with Canadian generally accepted accounting principles (GAAP) as set forth in Part I of the Chartered Professional Accountants of Canada (CPA Canada) Handbook – Accounting, which incorporates IFRS as issued by the International Accounting Standards Board. The key accounting policies applied in the preparation of these consolidated financial statements are described below. These policies have been consistently applied to all years presented, unless otherwise stated.

BASIS OF MEASUREMENT

The consolidated financial statements have been prepared under the historical cost convention, except for the revaluation of certain financial assets and liabilities, including derivative instruments, which are measured at fair value.

BASIS OF CONSOLIDATION

These consolidated financial statements include the accounts of the Corporation, which include:

A.	SUBSIDIARIES

Subsidiaries are all entities over which the Corporation has control, where control is defined as the power to direct decisions about relevant activities. The Corporation does not have any interest in a structured entity. The existence and effect of potential voting rights that are exercisable or convertible are considered when assessing whether the Corporation controls another entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Corporation. They are deconsolidated from the date on which control ceases. Accounting policies of subsidiaries have been changed, where necessary, to ensure consistency with the policies adopted by the Corporation. The purchase method of accounting is used to account for the acquisition of subsidiaries by the Corporation. Results of operations are consolidated commencing on the date of acquisition. The purchase consideration is measured as the fair value of the assets given, equity instruments issued and liabilities incurred or assumed at the date of exchange. The transaction costs directly attributable to the acquisition are expensed. Identifiable assets acquired, as well as liabilities and contingent liabilities assumed in a business combination, are measured initially at their fair values at the acquisition date, irrespective of the extent of any non-controlling interests. The excess of the purchase consideration over the fair value of the Corporation's share of the identifiable net assets acquired is recorded as goodwill. If the purchase consideration is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in the consolidated statement of earnings. Intercompany transactions, balances and unrealized gains on transactions between subsidiaries are eliminated.

The following are the principal subsidiaries of the Corporation:

	PERCENTAGE OWNED (%)	JURISDICTION
Cascades Canada ULC	100	Canada
Cascades USA Inc.	100	Delaware
Greenpac Holding LLC [1]	59.7	Delaware
Reno de Medici S.p.A. (RDM)	57.95	Italy

1 For accounting purposes, percentage stands at 82.83%, including indirect ownership. See Notes 5 and 8 B. for more details.

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B.	TRANSACTIONS AND CHANGE IN OWNERSHIP

Acquisitions or disposals of equity interests in subsidiaries that do not result in the Corporation obtaining or losing control are treated as equity transactions. When the Corporation obtains or loses control, the revaluation of the previously held interest or the non-controlling interests that results in gains or losses for the Corporation is recognized in the consolidated statement of earnings.

C.	ASSOCIATES

Associates are all entities over which the Corporation has significant influence but not control, generally accompanying a shareholding of between 20% and 50% of the voting rights. Investments in associates are accounted for using the equity method and are initially recognized at cost. The Corporation's investment from associates includes goodwill identified on acquisition, net of any accumulated impairment loss.

Unrealized gains on transactions between the Corporation and its associates are eliminated to the extent of the Corporation's interest in the associates. Accounting policies of associates have been adjusted where necessary to ensure consistency with the policies adopted by the Corporation. Dilution gains and losses arising in investments in associates are recognized in the consolidated statement of earnings.

The Corporation assesses, at each year-end, whether there is any objective evidence that its interest in associates is impaired. If impaired, the carrying value of the Corporation's share of the underlying assets of associates is written down to its estimated recoverable amount (being the higher of fair value less cost of disposal or value in use) and charged to the consolidated statement of earnings.

D.	JOINT VENTURES

A joint venture is an entity in which the Corporation holds a long-term interest and for which it shares joint control over decisions regarding relevant activities. The Corporation reports its interests in joint ventures using the equity method. Accounting policies of joint ventures have been adjusted where necessary to ensure consistency with the policies adopted by the Corporation.

REVENUE RECOGNITION

The revenues of the Corporation come mainly from the sale of packaging and tissue products that are recognized at a point in time. Sales of goods in the consolidated statement of earnings are recognized by the Corporation when control of the goods has been transferred, being when the goods are delivered to customers and when all obligations have been fulfilled.

The amounts recognized as sales of goods represent the fair values of the considerations received or receivable from third parties on the sales of goods to customers, net of returns, rebates and discounts, at which time there are no conditions for the payment to become due other than the passage of time. Historical experience is used to estimate and provide for discounts and returns (expected value method), whereas volumes discounts are assessed based on anticipated annual sales (most likely amount method). The transaction price is not adjusted for the time value of money since all sales are cashed within 12 months.

FINANCIAL INSTRUMENTS AND HEDGING RELATIONSHIPS

Financial assets and financial liabilities are recognized when the Corporation becomes a party to the contractual provisions of the instrument. Financial assets and financial liabilities are offset and the net amount is reported in the consolidated balance sheet when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis or to realize the asset and settle the liability simultaneously.

CLASSIFICATION

On initial recognition, the Corporation determines the financial instruments classification as per the following categories:

•	instruments measured at amortized cost;
•	instruments measured at fair value through other comprehensive income (FVOCI) or through net income (FVTPL).

The financial instruments' classification under IFRS 9 is based on the business model in which a financial asset is managed and on its contractual cash flow characteristics. Derivatives embedded in contracts where the host is a financial instrument in the scope of the standard are never separated. Instead, the hybrid financial instrument as a whole is assessed for classification.

A financial asset is measured at amortized cost if it meets both of the following conditions and is not designated at FVTPL:

•	it is held within a business model whose objective is to hold assets to collect contractual cash flows; and
•	its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

Equity investments held for trading are classified as FVTPL. For all other equity investments that are not held for trading, the Corporation, on initial recognition, may irrevocably elect to present subsequent changes in the investment's fair value in other comprehensive income (OCI). This election is made on an investment-by-investment basis.

11

Financial liabilities are measured at amortized cost unless they must be measured at FVTPL (such as derivatives) or if the Corporation elects to measure them at FVTPL.

EVALUATION

Financial instruments at amortized cost

Financial instruments at amortized cost are initially measured at fair value, and subsequently at amortized cost, using the effective interest method, less any impairment loss. Interest income, foreign exchange gains and losses and impairment are recognized in the consolidated statement of earnings.

Financial instruments at fair value

Financial instruments are initially and subsequently measured at fair value and transaction costs are accounted for in the consolidated statement of earnings. When the Corporation elects to measure a financial liability at FVTPL, gains or losses related to the Corporation's own credit risk are accounted for in the consolidated statement of earnings.

IMPAIRMENT

Since January 1, 2018, the Corporation prospectively estimates the expected credit losses associated with the debt instruments accounted for at amortized cost or FVOCI. The impairment methodology used depends on whether there is a significant increase in the credit risk or not. For trade receivables, the Corporation measures loss allowances at an amount equal to lifetime expected credit loss (ECL) as allowed by IFRS 9 under the simplified method.

DERECOGNITION

Financial assets

The Corporation derecognizes a financial asset when, and only when, the contractual rights to the cash flows from the financial asset have expired or when contractual rights to the cash flows have been transferred.

Financial liabilities

The Corporation derecognizes a financial liability when, and only when, it is extinguished, meaning when the obligation specified in the contract is discharged, canceled or expired. The difference between the carrying amount of the extinguished financial liability and the consideration paid or payable, including non-cash assets transferred or liabilities assumed, is recognized in the consolidated statement of earnings.

DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

Derivative financial instruments are initially recognized at fair value on the date a derivative contract is entered into and are subsequently remeasured at their fair value. The method of recognizing the resulting gain or loss depends on whether the derivative is designated as a hedging instrument, and, if so, the nature of the item being hedged. The Corporation designates certain derivative financial instruments as either:

i)	hedges of the fair value of recognized assets or liabilities or a firm commitment (fair value hedge);
ii)	hedges of a particular risk associated with a recognized asset or liability or a highly probable forecast transaction (cash flow hedge); or
iii)	hedges of a net investment in a foreign operation (net investment hedge).

The Corporation formally documents, at the inception of the transaction, the relationship between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking various hedging transactions. The Corporation also documents its assessment, both at hedge inception and on an ongoing basis, of whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

The full fair value of a hedging derivative is classified as a long-term asset or liability when the remaining maturity of the hedged item is more than 12 months and as a current asset or liability when the remaining maturity of the hedged item is less than 12 months. Trading derivatives are classified as current assets or liabilities.

A.	FAIR VALUE HEDGE

The periodic change in fair value of the hedging derivative is recorded in net earnings. The periodic change in the cumulative gain or loss on the hedged item is recorded as an adjustment to its carrying amount on the balance sheet and is also recorded in net earnings. Hedging ineffectiveness is automatically recorded to net earnings as the difference between the above amounts recorded in net earnings. Realized gains and losses on the hedging item, resulting from the difference between the interest payments on the receive leg and the pay leg of the hedging derivative, are recorded on an accrual basis in net earnings as interest income or expense.

If the hedge no longer meets the criteria for hedge accounting, the adjustment to the carrying amount of a hedged item for which the effective interest method is used is amortized to profit or loss over the period to maturity using a recalculated effective interest rate.

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B.	CASH FLOW HEDGE

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognized in the statement of other comprehensive income. The gain or loss relating to the ineffective portion is recognized immediately in the consolidated statement of earnings.

Amounts accumulated in equity are reclassified to profit or loss against the gain (loss) on the hedged item when the latter is realized (for example, when the forecast sale that is hedged takes place).

When a hedging instrument expires or is sold or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognized when the forecast transaction is ultimately recognized in the consolidated statement of earnings. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the consolidated statement of earnings.

C.	NET INVESTMENT HEDGE

Hedges of net investments in foreign operations are accounted for similarly to cash flow hedges. Any gain or loss on the hedging instrument relating to the effective portion of the hedge is recognized in the statement of other comprehensive income. The gain or loss relating to the ineffective portion is recognized immediately in the consolidated statement of earnings. Gains and losses accumulated in equity are included in the consolidated statement of earnings when the foreign operation is partially disposed of or sold.

The Corporation also uses cross-currency interest rate swaps to manage the currency fluctuations risk associated with forecasted cash flows in foreign currency. These cross-currency interest rate swaps are designated as a foreign exchange hedge of its net investment in foreign operations. The portion of the gains and losses arising from the translation of those derivatives that are determined to be an effective hedge is recognized in other comprehensive income, counterbalancing gains and losses arising from the translation of the Corporation's net investment in its foreign operations.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash on hand, bank balances and short-term liquid investments with original maturities of three months or less.

ACCOUNTS RECEIVABLE

Accounts receivable are initially recognized at fair value and subsequently measured at amortized cost using the effective interest method, less a loss allowance that is based on expected collectability.

INVENTORIES

Inventories of finished goods are valued at the lower of cost, which is established using the average production cost, and net realizable value. Inventories of raw materials as well as supplies and spare parts are valued at the lower of cost and replacement value, which is the best available measure of their net realizable value. Cost for both raw materials and supplies and spare parts is determined using the average cost. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and the estimated costs necessary to make the sale.

PROPERTY, PLANT AND EQUIPMENT AND DEPRECIATION

Property, plant and equipment are recorded at cost less accumulated depreciation and net impairment losses, including capitalized interest incurred during the construction period of qualifying property, plant and equipment. Repairs and maintenance costs are charged to the consolidated statement of earnings during the period in which they are incurred. Residual values, method of depreciation and useful lives of the assets are reviewed annually and adjusted if appropriate.

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Depreciation is calculated on a straight-line basis as follows:

Buildings                Between 10 and 33 years

Machinery and equipment        Between 3 and 30 years

Automotive equipment        Between 5 and 10 years

Other property, plant and equipment    Between 3 and 10 years

GRANTS AND INVESTMENT TAX CREDITS

Grants and investment tax credits for property, plant and equipment are accounted for using the cost reduction method and are amortized to earnings as a reduction of depreciation, using the same basis as that used to depreciate the related property, plant and equipment.

BORROWING COSTS

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use, are added to the cost of those assets until all the activities necessary to prepare the asset for its intended use are complete. All other borrowing costs are recognized in the consolidated statement of earnings in the period in which they are incurred.

INTANGIBLE ASSETS

Intangible assets consist primarily of customer relationships and client lists, application software and favourable leases. They are recorded at cost less accumulated amortization and impairment losses and amortized on a straight-line basis over the estimated useful lives as follows:

Customer relationships and client lists    Between 2 and 20 years

Other intangible assets with finite useful life    Between 2 and 20 years

Application software    Between 3 and 10 years

Enterprise Resource Planning (ERP)    7 years

Favourable leases    Term of the lease

Expenditure on research activities is recognized as an expense in the period in which it is incurred.

IMPAIRMENT

A.	PROPERTY, PLANT AND EQUIPMENT AND INTANGIBLE ASSETS WITH FINITE USEFUL LIFE

At the end of each reporting period, the Corporation assesses whether there is an indicator that the carrying amount of an asset or a group of assets may be higher than its recoverable amount which is described in section C hereunder. For that purpose, assets are grouped at the lowest levels for which there are separately identifiable cash inflows (cash generating units (CGUs)). If there is any indication that an individual asset may be impaired, the recoverable amount shall be estimated for the individual asset.

When the recoverable amount is lower than the carrying amount, the carrying amount is reduced to the recoverable amount. Impairment losses are recorded immediately in the consolidated statement of earnings in the line item Impairment charges and restructuring costs. Impairment losses are evaluated for potential reversals when events or changes in circumstances warrant such consideration. The revalued carrying value is the lower of the estimated recoverable amount and the carrying amount that would have been determined had no impairment loss been recognized and depreciation had been taken previously on the asset or CGU. A reversal of impairment loss is recorded directly in the consolidated statement of earnings in the line item “Impairment charges and restructuring costs”.

B.	GOODWILL AND OTHER INTANGIBLE ASSETS WITH INDEFINITE USEFUL LIFE

Goodwill and other intangible assets with an indefinite useful life are recognized at cost less any accumulated impairment losses. They have an indefinite useful life due to their permanent nature since they are acquired rights or not subject to wear and tear. They are reviewed for impairment annually on December 31 or when an event or a circumstance occurs and indicates that the value could be permanently impaired. Goodwill is allocated to CGUs for the purpose of impairment testing based on the level at which Management monitors it, which is not higher than an operating segment. The allocation is made to CGUs that are expected to benefit from the business combination in which the goodwill and other intangible assets with an indefinite useful life arose. Impairment loss on goodwill is not reversed.

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C.	RECOVERABLE AMOUNTS

A recoverable amount is the higher of fair value less cost of disposal and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a discount rate that reflects current market assessment of the time value of money and the risks specific to the asset or CGU. When determining fair value less cost of disposal, the Corporation considers if there is a market price for the asset being evaluated. Otherwise, the Corporation uses the income approach.

LEASES

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases are charged to the consolidated statement of earnings on a straight-line basis over the term of the lease.

The Corporation leases certain property, plant and equipment. Leases of property, plant and equipment for which the Corporation has substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are capitalized at the lease's commencement at the lower of the fair value of the leased property or the present value of the minimum lease payments. Property, plant and equipment acquired under a finance lease are depreciated over the shorter of the estimated useful life of the asset or the lease term using the straight-line method. Each lease payment is allocated between the liability and the financing expense so as to achieve a constant rate on the finance balance outstanding. The corresponding rental obligations, net of financing expense, are included in long-term debt.

PROVISIONS FOR CONTINGENCIES AND CHARGES

Provisions for contingencies include mainly legal and other claims. A provision is recognized when the Corporation has a legal or constructive obligation as a result of a past event and it is probable that settlement of the obligation will require a financial payment or cause a financial loss, and a reliable estimate of the amount of the obligation can be made.

If some or all of the expenditure required to settle a provision is expected to be reimbursed by another party, the reimbursement is recorded in the consolidated balance sheet as a separate asset, but only if it is virtually certain that the reimbursement will be received.

Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a discount rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in the provision due to the passage of time is recognized as a financing expense.

ENVIRONMENTAL RESTORATION OBLIGATIONS AND ENVIRONMENTAL COSTS

An obligation to incur restoration and environmental costs arises when environmental disturbance is caused by the development or ongoing production of a plant or landfill site. Such costs arising from the installation of a plant and other site preparation work are provided for and capitalized at the start of each project, or as soon as the obligation to incur such costs arises. Decommissioning costs are recorded at the estimated amount at which the obligation could be settled at the consolidated balance sheet date, and are charged against profit over the life of the operation, through the depreciation of the asset and the unwinding of the discount on the provision. The discount rate is the pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. Costs for restoring subsequent site damage which is created on an ongoing basis during production are provided for at their present values and charged against profit as the obligation arises.

Changes in the measurement of a liability relating to the decommissioning of a plant or other site preparation work that result from changes in the estimated timing or amount of the cash flow or a change in the discount rate are added to or deducted from the cost of the related asset in the current year. If a decrease in the liability exceeds the carrying amount of the asset, the excess is recognized immediately in the consolidated statement of earnings. If the asset value is increased and there is an indication that the revised carrying value is not recoverable, an impairment test is performed in accordance with the accounting policy for impairment testing.

LONG-TERM DEBT

Long-term debt is recognized initially at fair value, net of financing costs incurred. Long-term debt is subsequently carried at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized in the consolidated statement of earnings over the period of the term of the debt using the effective interest method.

Financing costs paid on establishment of the revolving credit facility are recognized as deferred financing costs and amortized on a straight-line basis over the anticipated period of the credit facility.

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EMPLOYEE BENEFITS

The Corporation offers funded and unfunded defined benefit pension plans, defined contribution pension plans and group registered retirement savings plans (RRSPs) that provide retirement benefit payments for most of its employees. The defined benefit pension plans are usually contributory and are based on the number of years of service and, in most cases, the average salaries or compensation at the end of a career. Retirement benefits are not adjusted based on inflation. The Corporation also offers its employees some post-employment benefit plans, such as a retirement allowance, group life insurance and medical and dental plans. However, these benefits, other than pension plans, are not funded. Furthermore, the medical and dental plans upon retirement are being phased out and are no longer offered to the majority of new retirees and the retirement allowance is not offered to those who do not meet certain criteria.

The liability recognized in the consolidated balance sheet in respect of defined benefit pension plans is the present value of the defined benefit obligation at the end of the reporting period less the fair value of plan assets. The defined benefit obligation is calculated at least every three years by independent actuaries using the projected unit credit method and updated regularly by Management for any material transactions and changes in circumstances, including changes in market prices and interest rates up to the end of the reporting period.

As well, when an asset is recorded for a pension plan, its carrying value cannot be greater than the future economic benefit that the Corporation will get from the asset. The future economic benefit includes the suspension of contribution if the pension plan provisions allow for it under the minimum funding requirements. When there is a minimum funding requirement, it can increase the liability recorded. All special contributions legally required to fund a plan deficit are considered. For plans for which an actuarial evaluation is required as at December 31, 2018, a schedule of contributions is estimated to establish the minimum funding requirement. For other plans, we have used contributions from the most recent actuarial report.

Actuarial gains and losses that arise in calculating the present value of the defined benefit obligation and the fair value of plan assets are recorded in the statement of other comprehensive income and recognized immediately in retained earnings without recycling to the consolidated statement of earnings. Past service costs are recognized immediately in the consolidated statement of earnings.

When restructuring a plan results in a curtailment and settlement occurring at the same time, the curtailment is accounted for before the settlement.

Interest costs on pension and other post-employment benefits are recognized in the consolidated statement of earnings as Interest expense on employee future benefits. The measurement date of employee future benefit plans is December 31 of each year. An actuarial evaluation is performed at least every three years. Based on their balances as at December 31, 2018, 58% of the plans were evaluated on December 31, 2017 (36% in 2016).

INCOME TAXES

The Corporation uses the liability method to recognize deferred income taxes. According to this method, deferred income taxes are determined using the difference between the accounting and tax bases of assets and liabilities. Deferred income tax assets and liabilities are measured using enacted or substantively enacted tax rates at the consolidated balance sheet date that are expected to apply when the deferred income taxes are expected to be recovered or settled. Deferred income tax assets are recognized when it is probable that the asset will be realized.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

FOREIGN CURRENCY TRANSLATION

Items included in the financial statements of each of the Corporation's entities are measured using the currency of the primary economic environment in which the business unit operates (the “functional currency”). The consolidated financial statements are presented in Canadian dollars, which is Cascades' functional currency.

A.	FOREIGN CURRENCY TRANSACTIONS

Transactions denominated in currencies other than the business unit's functional currency are recorded at the rate of exchange prevailing at the transaction date. Monetary assets and liabilities denominated in foreign currencies are translated at the rate of exchange prevailing at the consolidated balance sheet date. Unrealized gains and losses on translation of monetary assets and liabilities are reflected in the consolidated statement of earnings.

B.	FOREIGN OPERATIONS

The assets and liabilities of foreign operations are translated into Canadian dollars at the exchange rate prevailing at the consolidated balance sheet date. Revenues and expenses are translated at the average monthly exchange rate. Translation gains or losses are deferred and included in “Accumulated other comprehensive income”.

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SHARE-BASED PAYMENTS

The Corporation uses the fair value method of accounting for stock-based compensation awards granted to officers and key employees. This method consists in recording expenses to earnings based on the vesting period of each tranche of options granted. The fair value of each tranche is calculated based on the Black-Scholes option pricing model. This model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. When stock options are exercised, any considerations paid by employees, as well as the related stock-based compensation, are credited to capital stock.

DIVIDEND DISTRIBUTION

Dividend distribution to the Corporation's Shareholders is recognized as a liability in the consolidated financial statements in the period in which the dividends are approved by the Corporation's Board of Directors.

EARNINGS PER COMMON SHARE

Basic earnings per common share are determined using the weighted average number of common shares outstanding during the period. Diluted earnings per common share are determined by adjusting the weighted average number of common shares outstanding for dilutive instruments, which are primarily stock options, using the treasury stock method to evaluate the dilutive effect of stock options. Under this method, instruments with a dilutive effect, which is when the average market price of a share for the period exceeds the exercise price, are considered to have been exercised at the beginning of the period and the proceeds received are considered to have been used to redeem common shares of the Corporation at the average market price for the period.

NOTE 3

CHANGES IN ACCOUNTING POLICY AND DISCLOSURES

In 2018, the Corporation changed the classification of some Corporate Activities expenses totaling $59 million (2017 - $62 million). Those costs were previously presented under “Selling and administrative expenses” and are now presented under “Cost of sales” since they are necessary for bringing finished goods to their present location and condition.

A) NEW IFRS ADOPTED

IFRS 15 REVENUE FROM CONTRACTS WITH CUSTOMERS

IFRS 15 establishes a comprehensive framework for determining how much and when revenue is recognized. It replaces all previous revenue recognition standards, including IAS 18 Revenue, and related interpretations such as IFRIC 13 Customer Loyalty Programs.

Impact of adoption

The Corporation adopted IFRS 15 using the full retrospective application. The adoption of this standard did not result in any adjustment in the amounts previously recognized in the consolidated balance sheet, as contract costs were already recognized under other assets and depreciated over the contract term, while contract liabilities, consisting primarily of volume rebates provision, were already accrued using the most likely amount methodology. As well, the timing in the recognition of sales was not impacted by the new standard, as our previous revenue recognition policy already included control indicators defined in IFRS 15. Consequently, neither the consolidated statement of earnings, consolidated statement of comprehensive income, consolidated statement of equity nor consolidated statement of cash flows were adjusted.

The only impact on the consolidated balance sheet pertains to the classification of contract liabilities, which can no longer be netted against “Accounts receivable” under IFRS 15. Contract liabilities, composed of volume rebates, are now presented on the line item “Trade and other payables”. As at December 31, 2018, contract liabilities balance was at $50 million (2017 - $45 million). As well, to comply with IFRS 15 disclosure requirements, Note 21 ''Revenue'' was added whereas Note 12 ''Trade and Other Payables was modified''.

IFRS 9 FINANCIAL INSTRUMENTS

IFRS 9 sets out requirements for recognizing and measuring financial assets, financial liabilities and some contracts to buy or sell non-financial items. This standard replaces IAS 39 Financial Instruments : Recognition and Measurement.

IFRS 9 largely retains the existing requirements in IAS 39 for the classification and measurement of financial liabilities. However, it eliminates the previous IAS 39 categories for financial assets of held to maturity, loans and receivables and available for sale.

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The following table presents the initial IAS 39 classification and the new IFRS 9 classification for all financial instruments held by the Corporation as at January 1, 2018.

Financial assets and liabilities	IAS 39 classification	IFRS 9 classification
Cash and cash equivalents	Loans and receivables (amortized cost)	Amortized cost
Accounts receivable	Loans and receivables (amortized cost)	Amortized cost
Equity investments	Available for sale (FVOCI)	FVTPL
Financial instruments used for hedging	FV — hedging instrument (FVOCI)	FV — hedging instrument (FVOCI)
Other current and non current financial assets	FVTPL	FVTPL
Bank loans and advances	Other financial liabilities (amortized cost)	Amortized cost
Trade and other payables	Other financial liabilities (amortized cost)	Amortized cost
Revolving credit facility	Other liabilities (amortized cost)	Amortized cost
Unsecured senior notes	Other liabilities (amortized cost)	Amortized cost
Other current and non current financial liabilities	FVTPL	FVTPL

As allowed by IFRS 9, the Corporation adopted the simplified expected credit loss model for trade receivables.

Impact of adoption

The change in the fair value of our equity investment in shares can no longer be recognized through other comprehensive income. As described above, equity investment must now be classified as FVTPL. Consequently, the balance of $2 million previously recorded in other comprehensive income was reclassified to retained earnings as at January 1, 2018.

B) RECENT IFRS PRONOUNCEMENT NOT YET ADOPTED

IIFRS 16 LEASES

In January 2016, the IASB released IFRS 16 Leases, which supersedes IAS 17 Leases, and the related interpretations on leases: IFRIC 4 Determining whether an Arrangement Contains a Lease, SIC 15 Operating Leases - Incentives and SIC 27 Evaluating the Substance of Transactions in the Legal Form of a Lease. The standard is effective for annual periods beginning on or after January 1, 2019. The new standard requires lessees to recognize a lease liability reflecting future lease payments and a “right-of-use asset” for virtually all leases contracts, and record it on the balance sheet, except with respect to lease contracts that meet limited exception criteria, such as when the underlying asset is of low value or the maturity of the lease is short term. Depreciation expense on the "right-of-use asset" and interest expense on the lease liability will replace the operating lease expense.

The Corporation will apply IFRS 16 Leases retrospectively with no restatement of comparative information as allowed by the Standard. At the date of initial application, lease liability for leases previously classified as an operating lease under IAS 17 Leases equals the present value of the remaining lease payments, discounted using the Corporation's incremental borrowing rate. As for the underlying "right-of-use asset", the Corporation will elect to measure it at an amount equal to the lease liability. Therefore, the application of IFRS 16 Leases will not result in any adjustment to the opening retained earnings except for units whose assets are valued at fair market value following an impairment provision. When applying IFRS 16, the Corporation will use the low value exception as well as the short term exception on all categories of assets but buildings as allowed by IFRS 16. The Corporation is finalizing the calculation of the additional lease liabilities and underlying "right-of-use assets" resulting from the adoption of the Standard.

NOTE 4

CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS

Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

CRITICAL ACCOUNTING ESTIMATES AND ASSUMPTIONS

The preparation of financial statements in conformity with IFRS requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities in the financial statements and disclosure of contingencies at the balance sheet date, and the reported amounts of revenues and expenses during the reporting period. On a regular basis and with the information available, Management reviews its estimates, including those related to environmental costs, employee future benefits, collectability of accounts receivable, financial instruments, contingencies, income taxes, useful life and residual value of property, plant and equipment and impairment of property, plant and equipment

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and intangible assets. Actual results could differ from those estimates. When adjustments become necessary, they are reported in earnings in the period in which they occur.

A. IMPAIRMENT OF LONG-LIVED ASSETS, INTANGIBLE ASSETS AND GOODWILL

In determining the recoverable amount of an asset or a cash generating unit (CGU), the Corporation uses several key assumptions based on external information on the industry when available, including estimated production levels, selling prices, volume, raw material costs, foreign exchange rates, growth rates, discounting rates and capital spending.

The Corporation believes its assumptions are reasonable. Based on available information at the assessment date, however, these assumptions involve a high degree of judgment and complexity. Management believes that the following assumptions are the most susceptible to change and therefore could impact the valuation of the assets in the next year.

DESCRIPTION OF SIGNIFICANT IMPAIRMENT TESTING ASSUMPTIONS (see Note 25 of consolidated financial statements)

REVENUES, OPERATING INCOME BEFORE DEPRECIATION (OIBD) MARGINS, CASH FLOWS AND GROWTH RATES

The assumptions used were based on the Corporation's internal budget. Revenues, OIBD margins and cash flows were projected for a period of five years and a perpetual long-term growth rate was applied thereafter. In arriving at its forecasts, the Corporation considers past experience, economic trends such as gross domestic product growth and inflation, as well as industry and market trends.

DISCOUNT RATES

The Corporation assumed a discount rate in order to calculate the present value of its projected cash flows. The discount rate represents a weighted average cost of capital (WACC) for comparable companies operating in similar industries of the applicable CGU, group of CGUs or reportable segment based on publicly available information.

FOREIGN EXCHANGE RATES

When estimating the fair value less cost of disposal, foreign exchange rates are determined using the financial institution's average forecast for the first two years of forecasting. For the following three years, the Corporation uses the last five years' historical average of the foreign exchange rate. Terminal rate is based on historical data of the last 20 years and adjusted to reflect Management's best estimate.

SHIPMENTS

The assumptions used are based on the Corporation's internal budget for the next year and are usually held constant for the forecast period. In arriving at its budgeted shipments, the Corporation considers past experience, economic trends as well as industry and market trends.

Considering the sensitivity of the key assumptions used, there is measurement uncertainty since adverse changes in one or a combination of the Corporation's key assumptions could cause a significant change in the carrying amounts of these assets.

B. INCOME TAXES

The Corporation is required to estimate the income taxes in each jurisdiction in which it operates. This includes estimating a value for existing tax losses based on the Corporation's assessment of its ability to use them against future taxable income before they expire. If the Corporation's assessment of its ability to use the tax losses proves inaccurate in the future, more or less of the tax losses might be recognized as assets, which would increase or decrease the income tax expense and, consequently, affect the Corporation's results in the relevant year.

C. EMPLOYEE BENEFITS

The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid and that have terms to maturity approximating the terms of the related pension liability.

The cost of pensions and other retirement benefits earned by employees is actuarially determined using the projected benefit method pro-rated on years of service and Management's best estimate of expected plan investment performance, salary escalations, retirement ages of employees and expected health care costs. The accrued benefit obligation is evaluated using the market interest rate at the evaluation date. Due to the long-term nature of these plans, such estimates are subject to significant uncertainty. All assumptions are reviewed annually.

D. GOODWILL, INTANGIBLE ASSETS AND BUSINESS COMBINATIONS

Goodwill and client lists have arisen as a result of business combinations. The acquisition method, which also requires significant estimates and judgments, is used to account for these business combinations. As part of the allocation process in a business combination, estimated fair values are assigned to the net assets acquired. These estimates are based on forecasts of future cash flows, estimates of economic fluctuations and an estimated discount rate. The excess of the purchase price over the estimated fair value of the net assets acquired is then assigned to goodwill. In the event that actual net assets fair values are different from estimates, the amounts allocated to the net assets could

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differ from what is currently reported. This would then have a direct impact on the carrying value of goodwill. Differences in estimated fair values would also have an impact on the amortization of definite life intangibles.

CRITICAL JUDGMENTS IN APPLYING THE CORPORATION'S ACCOUNTING POLICIES

SUBSIDIARIES AND EQUITY ACCOUNTED INVESTMENTS

Significant judgment is applied in assessing whether certain investment structures result in control, joint control or significant influence over the operations of the investment. Management's assessment of control, joint control or significant influence over an investment will determine the accounting treatment for the investment. The Corporation has a 59.7% direct interest in Greenpac. Greenpac's Shareholders agreement required a majority of 80% for all decision-making related to relevant activities. Consequently, the Corporation did not have power over relevant activities of Greenpac and its participation was accounted for as an associate. On April 4, 2017, Cascades and its partners in Greenpac Holding LLC (Greenpac) agreed to modify the equity holders' agreement. These modifications enable Cascades to direct decisions about relevant activities. Therefore, from an accounting standpoint, Cascades now has control over Greenpac, which triggered its deemed acquisition and thus fully consolidates Greenpac since April 4, 2017. Please refer to Notes 5 and 8 of the consolidated financial statements for more details.

NOTE 5

BUSINESS COMBINATIONS AND ASSET ACQUISITION

2018

Urban Forest Products LLC, Clarion Packaging LLC and Falcon Packaging LLC

On December 6, 2018, the Corporation acquired all the assets of Urban Forest Products LLC (UFP) and Clarion Packaging LLC (Clarion) respectively located in Brook, Indiana and Clarion, Iowa. Both plants manufacture molded pulp protective packaging that primarily serves the egg and quick service restaurant industries. Concurrently, the Specialty Products segment also acquired 75% of the membership units of Falcon Packaging LLC, a leader in the distribution of egg and other packaging located in Ohio, Iowa and Georgia. These acquisitions are in line with the Corporation's objective to expand molded pulp activities, which produce a recycled, recyclable, compostable and biodegradable packaging product that offers highly interesting opportunities against a backdrop of expanding interest in the circular economy. Total consideration for the business acquisition was $58 million and consisted of US$38 million ($51 million) in cash, a non-cash provision of $1 million and assumed debts of $6 million. These acquisitions were treated as a single business combination since the substance of the transaction was the acquisition of integrated businesses.

The $10 million fair value of accounts receivables is equal to gross contractual cash flows, which were all expected to be collected at the time of the acquisition.

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The purchase price allocation is preliminary as of December 31, 2018. Assets acquired and liabilities assumed were as follows:

		2018
	BUSINESS SEGMENT:	SPECIALTY PRODUCTS
(in millions of Canadian dollars)	ACQUIRED COMPANIES:	UFP, Clarion & Falcon Packaging
Fair values of identifiable assets acquired and liabilities assumed:
Accounts receivable		10
Inventories		8
Property, plant and equipment		48
Client list		10
Total assets		76

Bank loan		(2)
Trade and other payables		(9)
Long-term debt		(4)
Deferred income tax liabilities		(1)
Net assets acquired		60
Non-controlling interests		(5)
Gain on business combination (net of income taxes of $1 million)		(3)
		52

Cash paid		51
Non-cash provision for working capital adjustment		1
Total consideration		52

The acquired business, since the date of acquisition, represents sales amounting to $11 million on a stand-alone basis ($11 million on a consolidated basis) and the contribution to net earnings attributable to Shareholders is nil on a stand-alone basis ($3 million on a consolidated basis including the gain on business combination, net of income tax). Had the acquisition occurred on January 1, 2018, consolidated sales would have been $4,773 million and net earnings attributable to Shareholders would have been $59 million including the gain on business acquisition, net of income tax.

PAC Service S.p.A.

On January 1, 2018, the Corporation acquired PAC Service S.p.A., a boxboard converter for the packaging, publishing, cosmetics and food industries and has been fully consolidated since then. The Corporation already had a 33.33% equity participation through its 58% equity ownership in Reno de Medici S.p.A. in the Boxboard Europe segment. The consideration for the acquisition of the remaining 66.67% shares consisted of cash totaling €10 million ($15 million) and was deposited on December 19, 2017. The excess of consideration over the net fair value of the assets acquired and the liabilities assumed resulted in a non-deductible goodwill of $7 million and has been allocated to the Boxboard Europe segment cash generating unit (CGU). The transaction is expected to create synergies, since Reno de Medici is already a strategic supplier of PAC Service.

Barcelona Cartonboard S.A.U.

On October 31, 2018, the Corporation acquired Barcelona Cartonboard S.A.U., a paperboard manufacturer on the Iberian Peninsula. The consideration for the acquisition consisted of cash totaling €36 million ($54 million) and €10 million ($14 million) of net debt assumed. The excess of the consideration over the net fair value of the assets acquired and the liabilities assumed resulted in a non-deductible goodwill of $1 million and has been allocated to the Boxboard Europe segment.The acquisition will allow Reno de Medici to strengthen its presence in a well-known market, to optimize its products portfolio and to further improve the level of service to current customers and new ones, as the Barcelona plant is located near some of the major European converters.

The $37 million fair value of total accounts receivables acquired is equal to the gross contractual cash flows, which were all expected to be collected at the time of the acquisition.

The purchase price allocation was finalized during the second quarter of 2018 for Pac Service S.p.A. and the one for Barcelona Cartonboard S.A.U. is preliminary as of December, 31, 2018.

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Assets acquired and liabilities assumed were as follows:

				2018
	BUSINESS SEGMENT:			BOXBOARD EUROPE
(in millions of Canadian dollars)	ACQUIRED COMPANIES:	BARCELONA CARTONBOARD S.A.U.	PAC SERVICE S.p.A.	TOTAL
Fair values of identifiable assets acquired and liabilities assumed:
Cash and cash equivalents		2	4	6
Accounts receivable		25	12	37
Inventories		21	7	28
Property, plant and equipment		72	9	81
Other intangible assets with finite useful life		2	—	2
Other assets		1	—	1
Goodwill		1	7	8
Total assets		124	39	163

Trade and other payables		(50)	(9)	(59)
Current portion of long-term debt		(4)	(3)	(7)
Long-term debt		(12)	(2)	(14)
Provision for contingencies and charges		(1)	—	(1)
Employee future benefits		—	(1)	(1)
Deferred income tax liabilities		(3)	(1)	(4)
Net assets acquired		54	23	77

Cash paid in 2018		54	—	54
Cash paid in 2017 (included in other assets as at December 31, 2017)		—	15	15
Previously held interest		—	3	3
Revaluation gain on previously held interest on January 1, 2018		—	5	5
Total consideration		54	23	77

The acquisition of PAC Service S.p.A, since the date of acquisition, represents sales amounting to $33 million on a stand-alone basis ($23 million on a consolidated basis) and the contribution to net earnings attributable to Shareholders is $1 million on a stand-alone basis ($1 million on a consolidated basis) whereas the Barcelona acquisition, since the date of acquisition, generated sales amounting to $33 million on a stand-alone basis ($33 million on a consolidated basis) and a contribution to net earnings attributable to Shareholders of nil on a stand-alone basis (nil on a consolidated basis). Had the Barcelona acquisition occurred on January 1, 2018, consolidated sales would have been $4,816 million and net earnings attributable to Shareholders would have been $60 million.

2017

Coyle containerboard converting plants

On November 30, 2017, the Containerboard Packaging segment purchased, from the Coyle family, three converting plants located in Ontario and specialized in the manufacturing of boxes and specialty products. Total consideration was $30 million and consisted of $25 million in cash, $1 million for working capital purchase price adjustment and $4 million of assumed debts. The excess of the consideration paid over the net fair value of the assets acquired resulted in a tax-deductible goodwill of $3 million and has been allocated to the Containerboard Packaging segment CGU. The transaction is expected to create synergies since a significant portion of their procurement is realized through our newly acquired Tencorr joint venture, which has a supply agreement with Greenpac.

The $12 million fair value of accounts receivables is equal to gross contractual cash flows, which were all expected to be collected at the time of acquisition.

The purchase price was finalized during the first quarter of 2018 and the Corporation paid working capital purchase price adjustment of $1 million. There were no significant changes recorded to the preliminary amounts reported.

22

Assets acquired and liabilities assumed were as follows:

(in millions of Canadian dollars)		2017
	BUSINESS SEGMENT:	CONTAINERBOARD PACKAGING
	ACQUIRED COMPANY:	Coyle Plants
Fair values of identifiable assets acquired and liabilities assumed:
Accounts receivable		12
Inventories		1
Property, plant and equipment		10
Intangible assets with finite useful life (client list)		7
Goodwill		4
Total assets		34

Trade and other payables		(4)
Current portion of long-term debt		(1)
Long-term debt		(3)
Net assets acquired		26

Cash paid in 2017		25
Working capital purchase price adjustment paid in 2018		1
Total consideration		26

Greenpac Holding LLC

On April 4, 2017, Cascades and its partners in Greenpac Holding LLC (Greenpac) agreed to modify the Limited Partnership Agreement. These modifications enable Cascades to direct decisions about relevant activities. Therefore, from an accounting standpoint, Cascades has control over Greenpac, which triggered its deemed acquisition and thus fully consolidates Greenpac since April 4, 2017.

There were no cash considerations for the acquisition and there was no change of participation of each partner in Greenpac. Consideration transferred for the acquisition was the fair value of Cascades' investment in Greenpac based on the income approach, less net liabilities with acquiree, which settled as a result of the transaction. The excess of the consideration over the net fair value of the assets acquired and the liabilities assumed resulted in a non-deductible goodwill of $190 million and has been allocated to the Containerboard Packaging segment CGU. The consolidation enables Cascades to better reflect its presence in the North American containerboard market.

One of the partners in Greenpac has a put option whereby the partner can require other partners or Greenpac itself to repurchase its shares at a price including a predetermined return on its investment. Under IFRS, this option gives the equity participation of this partner the characteristics of liability more than equity. As such, this partner's participation is classified in the current portion of other liabilities at an initial fair value of $85 million at the acquisition date.

For accounting purposes, the Corporation's share of Greenpac stands at 82.83% as at December 31, 2017 (78.3% for the period of April 4 to November 30, 2017), while legal ownership is 59.7%. The Corporation records income taxes on 71.8% of Greenpac's profit before taxes, as it is a flow-through entity for tax purposes (62.5% for the period of April 4 to November 30, 2017). See Note 8 for details.

The change in control provides for the revaluation of the previously held interest to its fair market value. As such, a gain of $156 million was recognized in the consolidated statement of earnings in the second quarter. Also, consequent to the acquisition, our share of accumulated other comprehensive loss components of Greenpac totaling $4 million and included in Cascades' consolidated balance sheet prior to the acquisition was reclassified to net earnings. These two items are presented in line item “Fair value revaluation gain on investments” in the consolidated statement of earnings.

The Corporation has reversed its deferred income tax liability related to its Greenpac investment and recorded an income tax recovery of $70 million. The investment in Greenpac is considered as the consideration transferred for the Greenpac acquisition and, as a result, is accounted for as a deemed disposal for tax accounting purposes.

The $20 million fair value of accounts receivables is equal to gross contractual cash flows, which were all expected to be collected at the time of acquisition.

The purchase price allocation of Greenpac was finalized during the third quarter of 2017.

23

Assets acquired and liabilities assumed were as follows:

(in millions of Canadian dollars)		2017
	BUSINESS SEGMENT:	CONTAINERBOARD PACKAGING
	ACQUIRED COMPANY:	Greenpac Holding LLC
Fair values of identifiable assets acquired and liabilities assumed:
Cash and cash equivalents		34
Accounts receivable		20
Inventories		23
Current portion of financial assets		4
Property, plant and equipment		512
Financial assets		16
Intangible assets with finite useful life (client list)		39
Goodwill		190
Total assets		838

Trade and other payables		(39)
Current portion of long-term debt		(15)
Current portion of financial liabilities and other liabilities		(90)
Long-term debt		(238)
Financial liabilities		(4)
Deferred income tax liabilities		(91)
Net assets acquired		361
Non-controlling interests		(57)
		304
Total non-cash consideration
Previously held interest		187
Revaluation gain on previously held interest on April 4, 2017		156
Settlement of net liabilities with acquiree before the transaction		(39)
		304

On November 30, 2017, the Corporation increased its participation in Containerboard Partners (Ontario) Inc. from 23% to 53% through the acquisition of 90 common shares for a cash consideration of US$15 million ($19 million). The transaction increases the Corporation's indirect ownership in Greenpac to 6.4% from 3.6%. Since there are no activities in Containerboard Partners (Ontario) Inc. other than its investment in Greenpac, the transaction is accounted as the acquisition of a non-controlling interest.

ASSET AQUISITION

2018

Bear Island

On July 26, 2018, the Containerboard Packaging segment acquired the White Birch's Bear Island manufacturing facility in Virginia, USA for a cash consideration of US$35 million ($46 million) (including transaction fees). Upon the approval of the Corporation's Board, the newsprint paper machine presently located on the site will be reconfigured to produce high-quality recycled lightweight linerboard and medium for the North American market. Production is expected to begin in 2021. During the period prior to conversion, White Birch will temporarily operate the site as a newsprint mill under a 27-month free net lease having an estimated value of $8 million and accounted for as deferred revenues and added to the consideration.

As part of the agreement, the Corporation granted to White Birch a one-time option to purchase an interest of up to 10% in the Bear Island containerboard mill project provided that the mill conversion project is approved by the Corporation's Board of Directors and can be exercised in the twelve month period beginning July 26, 2020. The option has an estimated value of $13 million and is added to the assets' purchase price.

The transaction is accounted for as an asset acquisition as it does not meet the definition of a business combination. The acquired facility includes landfills for which the Corporation recorded an asset retirement obligation amounting to $5 million. Finally, as part of the agreement, the Corporation committed to pay White Birch US$4 million ($5 million) in the next 27 months to cover property and building maintenance costs.

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		2018
	BUSINESS SEGMENT:	CONTAINERBOARD
(in millions of Canadian dollars)	ACQUIRED ASSETS :	Bear Island
Fair values of identifiable assets acquired and liabilities assumed:
Property, plant and equipment		77
Total assets		77

Asset retirement obligation		(5)
Net assets acquired		72

Cash paid		46
Purchase option fair value issued to White Birch		13
Favourable lease fair value		8
Carrying costs commitment		5
Total consideration		72

NOTE 6

ACCOUNTS RECEIVABLE

(in millions of Canadian dollars)	NOTE	2018	2017
Accounts receivable - Trade		570	526
Receivables from related parties	29	34	35
Less: loss allowance		(15)	(7)
Trade receivables - net		589	554
Other		46	54
		635	608

As at December 31, 2018, trade receivables of $145 million (December 31, 2017 - $143 million) were past due but not impaired.

The aging of these trade receivables at each reporting date is as follows:

(in millions of Canadian dollars)	2018	2017
Past due 1-30 days	79	73
Past due 31-60 days	20	30
Past due 61-90 days	12	10
Past due 91 days and over	34	30
	145	143

Movements in the Corporation's loss allowance are as follows:

(in millions of Canadian dollars)	2018	2017
Balance at beginning of year	7	6
Provision for doubtful accounts, net of unused beginning balance	5	2
Receivables written off during the year as uncollectable	(1)	(1)
Other	4	—
Balance at end of year	15	7

The change in the provision for doubtful accounts has been included in “Selling and administrative expenses” in the consolidated statement of earnings.

The maximum exposure to credit risk at the reporting date approximates the carrying value of each class of receivable mentioned above.

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NOTE 7

INVENTORIES

(in millions of Canadian dollars)	2018	2017
Finished goods	294	249
Raw materials	132	124
Supplies and spare parts	179	150
	605	523

As at December 31, 2018, finished goods, raw materials and supplies and spare parts were adjusted to net realizable value (NRV) by $12 million, nil and nil, respectively (December 31, 2017 - $8 million, $1 million, and nil).

The Corporation has sold all the goods that were written down in 2018. No reversal of previously written-down inventory occurred in 2018 or 2017. The cost of raw materials and supplies and spare parts included in “Cost of sales” amounted to $1,713 million (2017 - $1,776 million).

NOTE 8

INVESTMENTS IN ASSOCIATES AND JOINT VENTURES

A.	INVESTMENTS IN ASSOCIATES AND JOINT VENTURES ARE DETAILED AS FOLLOWS:

(in millions of Canadian dollars)	2018	2017
Investments in associates	12	16
Investments in joint ventures	69	62
	81	78

Investments in associates and joint ventures as at December 31, 2018, include goodwill of $3 million (December 31, 2017 - $3 million).

B.	INVESTMENTS IN ASSOCIATES

Hereunder are the principal associates of the Corporation in 2017. The Corporation did not hold any significant participation in associates in 2018.

Boralex

On January 18, 2017, Boralex issued common shares to partly finance the acquisition of the interest of Enercon Canada Inc. in the Niagara Region Wind Farm. As a result, the Corporation's participation in Boralex decreased to 17.37%, which resulted in a dilution gain of $15 million and is included in line item “Share of results of associates and joint ventures” in the consolidated statement of earnings.

On March 10, 2017, Boralex announced the appointment of a new Chairman of the Board. This change in the Board composition combined with the decrease of our participation discussed above triggered the loss of significant influence of the Corporation over Boralex. Starting March 10, 2017, the investment in Boralex was no longer classified as an associate and was considered as an available-for-sale financial asset. Consequently, the Corporation's investment in Boralex was re-evaluated at fair value on March 10, 2017, and a gain of $155 million was recorded. At the same time, accumulated other comprehensive loss components of Boralex totaling $10 million and included in our consolidated balance sheet were reclassified to net earnings. These two items are presented in line item “Fair value revaluation gain on investments” in the consolidated statement of earnings. Subsequent fair value revaluation of this investment is recorded in ”Accumulated other comprehensive income”.

On July 27, 2017, the Corporation announced the sale of all of its shares in Boralex to the Caisse de Dépôt et Placement du Québec for an amount of $288 million. The increase in fair value of $18 million from March 10 to July 27, 2017, recorded in “Accumulated other comprehensive income” materialized, and the Corporation recorded a gain of $18 million in the third quarter in line item “Fair value revaluation gain on investments” in the consolidated statement of earnings. The Corporation also received $2 million of dividends while Boralex was considered an available-for-sale financial assets.

Greenpac Holding LLC

On April 4, 2017, the Corporation gained control over its associate Greenpac, which triggered its acquisition for accounting purposes. See Note 5 for more details.

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On March 21, 2017, the Corporation acquired 23% of Containerboard Partners (Ontario) Inc. for a consideration of US$12 million ($16 million). This company is a member of Greenpac Holding LLC, of which it owns 12.1%. On November 30, 2017, the Corporation acquired an additional 30% of Containerboard Partners (Ontario) for a consideration of $19 million. These transactions add an indirect participation of 6.4% in Greenpac Holding LLC, bringing total legal ownership to 66.1%. However, in line with the deemed acquisition of Greenpac discussed above, the portion of our Containerboard Partners (Ontario) share of results pertaining to Greenpac is reversed for consolidation purposes.

The Corporation's financial information from its principal associates (100%), translated in millions of Canadian dollars if required, is as follows:

	2017
(in millions of Canadian dollars)	BORALEX INC. (results up to March 10, 2017)	GREENPAC HOLDING LLC (results up to April 4, 2017)
Condensed statements of earnings
Sales	96	99
Depreciation and amortization	31	7
Financing expense	19	3
Provision for income taxes	6	—
Net earnings	13	9

Other comprehensive income (loss)
Translation adjustment	1	—
Cash flow hedges	(1)	1
	—	1
Total comprehensive income (loss)	13	10

Condensed cash flow
Dividends received from associates	2	—

C.	INVESTMENT IN JOINT VENTURES

The following are the principal joint ventures of the Corporation and the Corporation's percentage of equity owned:

	2018-2017 PERCENTAGE EQUITY OWNED (%)	PRINCIPAL ESTABLISHMENT
Cascades Sonoco US Inc.[1]	50	Birmingham, Alabama and Tacoma, Washington, United States
Cascades Sonoco inc.[1]	50	Kingsey Falls and Berthierville, Québec, Canada
Maritime Paper Products Limited Partnership (MPPLP) [2]	40	Dartmouth, Nova Scotia, Canada
Tencorr Holdings Corporation [3]	33.3	Brampton, Ontario, Canada

1 Joint ventures producing specialty paper packaging products such as headers, rolls and wrappers.

2 MPPLP is a Canadian corporation converting containerboard.

3 Tencorr Holdings Corporation operates as a supplier of corrugated sheet stock.

Tencorr Holdings Corporation

On November 30, 2017, the Corporation acquired 33.3% of the outstanding shares of Tencorr Holdings Corporation (Tencorr), a corrugated sheets manufacturer, for a consideration of $5 million, of which $2 million was paid in 2018. Tencorr is classified as a joint venture and, accordingly our share of results is recorded using the equity method.

27

The Corporation's joint ventures information (100%), translated in millions of Canadian dollar if required, is as follows:

	2018
(in millions of Canadian dollars)	CASCADES SONOCO US INC.	CASCADES SONOCO INC.	MARITIME PAPER PRODUCTS LIMITED PARTNERSHIP	TENCORR HOLDINGS CORPORATION
Condensed balance sheet
Cash and cash equivalents	1	1	—	—
Current assets (other than cash and cash equivalents and current financial assets)	32	32	26	20
Long-term assets (other than long-term financial assets)	38	15	29	10
Current liabilities (other than current financial liabilities)	10	10	5	15
Current financial liabilities	4	1	1	3
Long-term liabilities (other than long-term financial liabilities)	6	3	—	3
Long-term financial liabilities	14	—	3	—

Condensed statement of earnings
Sales	119	97	108	137
Depreciation and amortization	2	2	2	1
Financing expense	1	—	—	—
Provision for income taxes	2	2	—	1
Net earnings	6	6	3	1

Other comprehensive income (loss)
Translation adjustment	3	—	—	—
Total comprehensive income	9	6	3	1

Condensed cash flow
Dividends received from joint ventures	2	2	—	—

	2017
(in millions of Canadian dollars)	CASCADES SONOCO US INC.	CASCADES SONOCO INC.	MARITIME PAPER PRODUCTS LIMITED PARTNERSHIP	TENCORR HOLDINGS CORPORATION
Condensed balance sheet
Current assets (other than cash and cash equivalents and current financial assets)	30	28	25	20
Long-term assets (other than long-term financial assets)	31	17	28	12
Current liabilities (other than current financial liabilities)	10	6	4	14
Current financial liabilities	2	1	1	5
Long-term liabilities (other than long-term financial liabilities)	4	3	—	—
Long-term financial liabilities	14	3	4	1

Condensed statement of earnings
Sales	119	96	102	111
Depreciation and amortization	2	2	2	2
Financing expense	1	—	—	—
Provision for income taxes	1	1	—	—
Net earnings	8	4	7	1

Other comprehensive income (loss)
Translation adjustment	(2)	—	—	—
Total comprehensive income	6	4	7	1

Condensed cash flow
Dividends received from joint ventures	4	1	1	—

There is about $1 million in commitments in the joint ventures.

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D.	SUBSIDIARIES WITH NON-CONTROLLING INTERESTS

The Corporation's information for its subsidiaries with significant non-controlling interests is as follows:

	2018		2017
(in millions of Canadian dollars, unless otherwise noted)	RENO DE MEDICI S.p.A.	GREENPAC HOLDING LLC	RENO DE MEDICI S.p.A.	GREENPAC HOLDING LLC (since April 4, 2017)
Principal establishment	Milan, Italy	New York, United States	Milan, Italy	New York, United States
Percentage of shares held by non-controlling interests (accounting basis)	42.05%	17.17%	42.18%	17.17%
Net earnings attributable to non-controlling interests	18	18	9	5
Non-controlling interests accumulated at the end of the year	127	50	105	42
Dividends paid to non-controlling interests	1	15	1	4

Condensed balance sheet
Cash and cash equivalents	49	37	29	38
Current assets (other than cash and cash equivalents and current financial assets)	315	109	254	100
Current financial assets	—	3	—	3
Long-term assets (other than long-term financial assets)	425	589	335	568
Long-term financial assets	—	13	—	14
Current liabilities (other than current financial liabilities)	257	33	195	31
Current financial liabilities	32	77	30	106
Long-term liabilities (other than long-term financial liabilities)	76	—	72	—
Long-term financial liabilities	119	208	67	209

Condensed statement of earnings
Sales	933	429	838	278
Depreciation and amortization	36	30	33	22
Provision for income taxes	20	—	9	—
Net earnings	42	105	21	21

Condensed cash flow
Cash flows from operating activities	80	123	49	39
Cash flows used for investing activities	(85)	(3)	(48)	(3)
Cash flows used for financing activities	26	(123)	(17)	(30)

E.	NON-SIGNIFICANT ASSOCIATES AND JOINT VENTURES

The carrying value of investments in associates and joint ventures that are not significant for the Corporation is as follows:

(in millions of Canadian dollars)	2018	2017
Non-significant associates	12	16
Non-significant joint ventures	18	16
	30	32

The shares of results of non-significant associates and joint ventures for the Corporation are as follows:

(in millions of Canadian dollars)	2018	2017
Non-significant associates	(1)	1
Non-significant joint ventures	3	3
	2	4

The Corporation received dividends of $2 million from these associates and joint ventures as at December 31, 2018 (December 31, 2017 - $2 million).

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NOTE 9

PROPERTY, PLANT AND EQUIPMENT

(in millions of Canadian dollars)	NOTE	LAND	BUILDINGS	MACHINERY AND EQUIPMENT	AUTOMOTIVE EQUIPMENT	OTHERS	TOTAL
As at January 1, 2017
Cost		110	740	2,553	126	299	3,828
Accumulated depreciation and impairment		—	353	1,642	71	127	2,193
Net book amount		110	387	911	55	172	1,635
Year ended December 31, 2017
Opening net book amount		110	387	911	55	172	1,635
Additions		11	6	24	18	148	207
Disposals		(3)	(2)	(1)	(1)	(1)	(8)
Depreciation		—	(31)	(132)	(15)	(11)	(189)
Business combinations	5	7	90	397	1	27	522
Assets held for sale	24	(1)	(8)	—	—	(4)	(13)
Impairment charges	25	—	—	—	—	(2)	(2)
Others		(1)	55	77	(1)	(131)	(1)
Exchange differences		1	(11)	(29)	(1)	(7)	(47)
Closing net book amount		124	486	1,247	56	191	2,104
As at December 31, 2017
Cost		124	841	3,026	142	314	4,447
Accumulated depreciation and impairment		—	355	1,779	86	123	2,343
Net book amount		124	486	1,247	56	191	2,104
Year ended December 31, 2018
Opening net book amount		124	486	1,247	56	191	2,104
Additions and asset acquisition	5	11	92	91	18	236	448
Disposals		—	—	(1)	—	—	(1)
Depreciation		—	(35)	(150)	(17)	(10)	(212)
Business combinations	5	34	23	67	3	2	129
Impairment charges	25	—	(6)	(67)	(1)	—	(74)
Others		—	26	145	4	(165)	10
Exchange differences		6	23	64	1	8	102
Closing net book amount		175	609	1,396	64	262	2,506
As at December 31, 2018
Cost		175	1,015	3,398	164	391	5,143
Accumulated depreciation and impairment		—	406	2,002	100	129	2,637
Net book amount		175	609	1,396	64	262	2,506

Other property, plant and equipment include buildings and machinery and equipment in the process of construction or installation with a book value of $99 million (December 31, 2017 - $81 million) and deposits on purchases of machinery and equipment amounting to $34 million (December 31, 2017 - $18 million). The carrying value of finance-lease assets is $88 million (December 31, 2017 - $31 million).

In 2018, $3 million (2017 - $2 million) of interest incurred on qualifying assets was capitalized. The weighted average capitalization rate on funds borrowed in 2018 was 5.52% (2017 - 5.56%).

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NOTE 10

GOODWILL AND OTHER INTANGIBLE ASSETS WITH FINITE AND INDEFINITE USEFUL LIFE

(in millions of Canadian dollars)	NOTE	APPLICATION SOFTWARE AND ERP	CUSTOMER RELATIONSHIPS AND CLIENT LISTS	OTHER INTANGIBLE ASSETS WITH FINITE USEFUL LIFE	TOTAL INTANGIBLE ASSETS WITH FINITE USEFUL LIFE	GOODWILL	OTHER INTANGIBLE ASSETS WITH INDEFINITE USEFUL LIFE	TOTAL INTANGIBLE ASSETS WITH INDEFINITE USEFUL LIFE
As at January 1, 2017
Cost		126	171	35	332	349	7	356
Accumulated amortization and impairment		43	87	31	161	5	1	6
Net book amount		83	84	4	171	344	6	350
Year ended December 31, 2017
Opening net book amount		83	84	4	171	344	6	350
Additions		24	—	—	24	—	—	—
Business combinations	5	—	46	—	46	194	—	194
Amortization		(13)	(11)	(2)	(26)	—	—	—
Exchange differences		—	(3)	—	(3)	(17)	1	(16)
Closing net book amount		94	116	2	212	521	7	528
As at December 31, 2017
Cost		150	208	32	390	523	7	530
Accumulated amortization and impairment		56	92	30	178	2	—	2
Net book amount		94	116	2	212	521	7	528
Year ended December 31, 2018
Opening net book amount		94	116	2	212	521	7	528
Additions		12	—	—	12	—	—	—
Business combinations	5	2	10	—	12	8	—	8
Amortization		(16)	(13)	(3)	(32)	—	—	—
Others		—	—	3	3	—	(1)	(1)
Exchange differences		1	3	—	4	20	—	20
Closing net book amount		93	116	2	211	549	6	555
As at December 31, 2018
Cost		158	221	34	413	552	7	559
Accumulated amortization and impairment		65	105	32	202	3	1	4
Net book amount		93	116	2	211	549	6	555

NOTE 11

OTHER ASSETS

(in millions of Canadian dollars)	NOTE	2018	2017
Notes receivable from business disposals		3	6
Other investments		4	6
Other assets		21	30
Employee future benefits	16	16	37
		44	79
Less: Current portion, included in accounts receivables		(2)	(6)
		42	73

In December 2017, the Corporation deposited €10 million ($15 million) for the acquisition of PAC Service S.p.A in the Boxboard Europe segment. See Note 5 for more details.

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NOTE 12

TRADE AND OTHER PAYABLES

(in millions of Canadian dollars)	NOTE	2018	2017
Trade payables		566	488
Payables to related parties	29	4	7
Provisions for volume rebates	3	50	45
Accrued expenses		162	143
		782	683

Movements in the Corporation's provision for volume rebates are as follows:

(in millions of Canadian dollars)	NOTE	2018	2017
Balance at beginning of year		45	35
Provision for volume rebates, net of unused beginning balance		111	102
Business combinations	5	1	—
Volume rebates payments		(104)	(93)
Exchange differences		(3)	1
Balance at end of year		50	45

NOTE 13

PROVISIONS FOR CONTINGENCIES AND CHARGES

(in millions of Canadian dollars)	NOTE	ENVIRONMENTAL RESTORATION OBLIGATIONS	ENVIRONMENTAL COSTS	LEGAL CLAIMS	SEVERANCES	ONEROUS CONTRACT	OTHERS	TOTAL PROVISIONS
As at January 1, 2017		8	16	3	3	6	7	43
Additional provision		(1)	—	2	5	—	2	8
Payments		—	—	(1)	(5)	(3)	(2)	(11)
Other		—	—	—	—	—	3	3
As at December 31, 2017		7	16	4	3	3	10	43
Additional provision		—	—	—	2	—	—	2
Payments		—	—	(1)	(3)	(2)	(2)	(8)
Revaluation		5	—	—	—	—	—	5
Business combinations and assets acquisition	5	5	—	—	—	—	1	6
As at December 31, 2018		17	16	3	2	1	9	48

Analysis of total provisions:

(in millions of Canadian dollars)	2018	2017
Long-term	42	36
Current	6	7
	48	43

ENVIRONMENTAL RESTORATION

The Corporation uses some landfill sites. A provision has been recognized at fair value for the costs to be incurred for the restoration of these sites.

ENVIRONMENTAL COSTS

An environmental provision is recorded when the Corporation has an obligation caused by its ongoing or abandoned operations.

LEGAL CLAIMS

In the normal course of operations, the Corporation is party to various legal actions and contingencies related to contract disputes and labour issues.

32

In the normal course of operations, the Corporation is party to various legal actions and contingencies, mostly related to contract disputes, environmental and product warranty claims, and labour issues. While the final outcome with respect to legal actions outstanding or pending as at December 31, 2018 cannot be predicted with certainty, it is Management's opinion that the outcome will not have a material adverse effect on the Corporation's consolidated financial position, the results of its operations or its cash flows.

The Corporation is currently working with representatives of the Ontario Ministry of the Environment (MOE) - Northern Region and Environment Canada - Great Lakes Sustainability Fund in Toronto regarding its potential responsibility for an environmental impact identified at its former Thunder Bay facility. Both authorities have requested that the Corporation look into a site management plan relating to the sediment quality adjacent to Thunder Bay's lagoon. Several meetings have been held during the past years with the MOE and Environment Canada, and a management plan based on sediment dredging has been proposed by a third party consultant. Both governments are looking at this proposal with stakeholders to agree on this remediation action plan that would likely be implemented in the coming years.

The Corporation is also in discussions with representatives of the MOE regarding its potential responsibility for an environmental impact identified at Thunder Bay. This facility was sold to Thunder Bay Fine Papers Inc. (Fine Papers) in 2007. Fine Papers has since sold the facility to Superior Fine Papers Inc. (Superior), which recently sold it to Wilderness North. The MOE has requested that the Corporation, together with the former owner Fine Papers and Superior, submit a closure plan for the Waste Disposal Site and a decommissioning plan for the closure and long-term monitoring of the Sewage Works (the Plans). Although the Corporation recognizes that there may be an outflow of resources embodying future economic benefits in settlement of a possible obligation, it is not possible at this time to estimate the Corporation's obligation, since Superior has not submitted all of the Plans and related costs to allow the Corporation to perform an evaluation, nor does the Corporation have access to the site. The Corporation is pursuing all available legal remedies to resolve the situation. In any event, Management does not consider the Corporation's potential obligation to be material.

The Corporation has recorded an environmental reserve to address its estimated exposure for these matters.

NOTE 14

LONG-TERM DEBT

(in millions of Canadian dollars)	NOTE	MATURITY	2018	2017
Revolving credit facility, weighted average interest rate of 4.53% as at December 31, 2018, consists of $4 million and US$60 million (December 31, 2017 - $5 million and US$151 million)	14(b)	2022	86	195
5.50% Unsecured senior notes of $250 million		2021	250	250
5.50% Unsecured senior notes of US$400 million	14(c)	2022	545	503
5.75% Unsecured senior notes of US$200 million	14(c)	2023	273	252
Term loan of US$175 million, interest rate of 4.61% as at December 31, 2018	14(a)	2025	239	—
Other debts of subsidiaries			129	66
Other debts without recourse to the Corporation			364	320
			1,886	1,586
Less: Unamortized financing costs			10	10
Total long-term debt			1,876	1,576
Less:
Current portion of debts of subsidiaries			15	14
Current portion of debts without recourse to the Corporation			40	45
			55	59
			1,821	1,517

a.	On December 21, 2018, the Corporation secured a US$175 million seven-year variable interest term loan. The financial conditions and covenants of the Company's existing credit facility are unchanged, and no additional assets were required as security. The term loan, which can be repaid at any time, provides the Corporation with increased financial flexibility and will reduce financing costs. As such, the term loan proceeds have been used to repay certain of the Company's outstanding borrowings under its existing credit facility. Fees amounting to US$1 million ($1 million) were incurred to conclude the agreement.

b.	On June 29, 2018, the Corporation entered into an agreement with its lenders to extend and amend its existing $750 million credit facility. The amendment extends the term of the facility to July 2022. The financial conditions remain unchanged.

33

c.	On December 12, 2017, the Corporation repurchased US$150 million of its 5.50% unsecured senior notes due in 2022 for an amount of US$156 million ($201 million) and US$50 million of its 5.75% unsecured senior notes due in 2023 for an amount of US$52 million ($67 million), including premiums of US$6 million ($8 million) and US$2 million ($3 million). The Corporation also wrote off $3 million of unamortized financing costs related to these notes.

d.	As at December 31, 2018, accounts receivable and inventories totaling approximately $752 million (December 31, 2017 - $748 million) as well as property, plant and equipment totaling approximately $223 million (December 31, 2017 - $237 million) were pledged as collateral for the Corporation's revolving credit facility.

e.	The Corporation has finance leases for various items of property, plant and equipment. Renewals and purchase options are specific to the entity that holds the lease. Lease liabilities are effectively secured, as the rights to the leased asset revert to the lessor in the event of default.

Future minimum lease payments under finance leases together with the present value of the net minimum lease payments are as follows:

	2018		2017
(in millions of Canadian dollars)	MINIMUM PAYMENTS	PRESENT VALUE OF PAYMENTS	MINIMUM PAYMENTS	PRESENT VALUE OF PAYMENTS
Within one year	16	11	11	9
Later than one year but no later than five years	40	23	22	18
More than five years	89	61	6	6
Total minimum lease payments	145	95	39	33
Less: amounts representing finance charges	50	—	6	—
Present value of minimum lease payments	95	95	33	33

NOTE 15

OTHER LIABILITIES

(in millions of Canadian dollars)	NOTE	2018	2017
Employee future benefits	16	170	174
Greenpac equity holder put option (see Note 5 for more details)		76	80
Other		35	6
		281	260
Less: Current portion		(79)	(82)
		202	178

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NOTE 16

EMPLOYEE FUTURE BENEFITS

The Corporation operates various post-employment plans, including both defined benefit and defined contribution pension plans and post-employment benefit plans, such as retirement allowance, group life insurance and medical and dental plans. The table below outlines where the Corporation’s post-employment amounts and activity are included in the consolidated financial statements.

(in millions of Canadian dollars)	NOTE	2018	2017
Consolidated balance sheet obligations for
Defined pension benefits	16(a)	55	36
Post-employment benefits other than defined benefit pension plans	16(b)	99	101
Net long-term liabilities on consolidated balance sheet		154	137

Income statement charge for
Defined pension benefits		8	7
Defined contribution benefits		22	21
Post-employment benefits other than defined benefit pension plans		6	4
		36	32
Remeasurements for
Defined pension benefits	16(a)	19	14
Post-employment benefits other than defined benefit pension plans	16(b)	(3)	(1)
		16	13

A.	DEFINED BENEFIT PENSION PLANS

The Corporation offers funded and unfunded defined benefit pension plans, defined contribution pension plans and group RRSPs that provide retirement benefit payments for most of its employees. The defined benefit pension plans are usually contributory and are based on the number of years of service and, in most cases, the average salaries or compensation at the end of a career. Retirement benefits are not partially adjusted based on inflation.

The majority of benefit payments are payable from trustee administered funds; however, for the unfunded plans, the Corporation meets the benefit payment obligation as it falls due. Plan assets held in trusts are governed by local regulations and practices in each country. Responsibility for governance of the plans - overseeing all aspects of the plans, including investment decisions and contribution schedules - lies with the Corporation. The Corporation has established Investment Committees to assist in the management of the plans and has also appointed experienced, independent professional experts such as investments managers, investment consultants, actuaries and custodians.

35

The movement in the net defined benefit obligation and fair value of plan assets of pension plans over the year is as follows:

(in millions of Canadian dollars)	PRESENT VALUE OF OBLIGATION	FAIR VALUE OF PLAN ASSETS	TOTAL	IMPACT OF MINIMUM FUNDING REQUIREMENT (ASSET CEILING)	TOTAL
As at January 1, 2017	482	(460)	22	—	22
Current service cost	5	—	5	—	5
Interest expense (income)	17	(15)	2	—	2
Impact on profit or loss	22	(15)	7	—	7
Remeasurements
Return on plan assets, excluding amounts included in interest expense (income)	—	(14)	(14)	—	(14)
Loss from change in demographic assumptions	2	—	2	—	2
Loss from change in financial assumptions	14	—	14	—	14
Experience loss	12	—	12	—	12
Impact of remeasurements on other comprehensive income	28	(14)	14	—	14
Exchange differences	1	—	1	—	1
Contributions
Employers	—	(8)	(8)	—	(8)
Plan participants	2	(2)	—	—	—
Benefit payments	(27)	27	—	—	—
As at December 31, 2017	508	(472)	36	—	36
Current service cost	6	—	6	—	6
Interest expense (income)	16	(14)	2	—	2
Impact on profit or loss	22	(14)	8	—	8
Remeasurements
Return on plan assets, excluding amounts included in interest expense (income)	—	20	20	—	20
Gain from change in financial assumptions	(22)	—	(22)	—	(22)
Experience loss	1	—	1	—	1
Change in asset ceiling, excluding amounts included in interest expense	—	—	—	20	20
Impact of remeasurements on other comprehensive income	(21)	20	(1)	20	19
Exchange differences	1	(1)	—	—	—
Contributions
Employers	—	(8)	(8)	—	(8)
Plan participants	1	(1)	—	—	—
Benefit payments	(31)	31	—	—	—
As at December 31, 2018	480	(445)	35	20	55

The defined benefit obligation and plan assets are composed by country and by sector as follows:

	2018
(in millions of Canadian dollars)	CANADA	UNITED STATES	EUROPE	TOTAL
Present value of funded obligations	408	9	—	417
Fair value of plan assets	438	7	—	445
Deficit (surplus) of funded plans	(30)	2	—	(28)
Impact of minimum funding requirement (asset ceiling)	20	—	—	20
Present value of unfunded obligations	35	—	28	63
Liabilities on consolidated balance sheet	25	2	28	55

36

	2018
(in millions of Canadian dollars)	CONTAINERBOARD	BOXBOARD EUROPE	SPECIALTY PRODUCTS	TISSUE PAPERS	CORPORATE	TOTAL
Present value of funded obligations	381	—	—	35	1	417
Fair value of plan assets	412	—	—	32	1	445
Deficit (surplus) of funded plans	(31)	—	—	3	—	(28)
Impact of minimum funding requirement (asset ceiling)	20	—	—	—	—	20
Present value of unfunded obligations	8	28	1	2	24	63
Liabilities (assets) on consolidated balance sheet	(3)	28	1	5	24	55

	2017
(in millions of Canadian dollars)	CANADA	UNITED STATES	EUROPE	TOTAL
Present value of funded obligations	433	10	—	443
Fair value of plan assets	466	6	—	472
Deficit (surplus) of funded plans	(33)	4	—	(29)
Present value of unfunded obligations	37	—	28	65
Liabilities on consolidated balance sheet	4	4	28	36

	2017
(in millions of Canadian dollars)	CONTAINERBOARD	BOXBOARD EUROPE	SPECIALTY PRODUCTS	TISSUE PAPERS	CORPORATE	TOTAL
Present value of funded obligations	405	—	—	37	1	443
Fair value of plan assets	437	—	—	34	1	472
Deficit (surplus) of funded plans	(32)	—	—	3	—	(29)
Present value of unfunded obligations	8	28	2	2	25	65
Liabilities (assets) on consolidated balance sheet	(24)	28	2	5	25	36

The significant actuarial assumptions are as follows:

	2018			2017
	CANADA	UNITED STATES	EUROPE	CANADA	UNITED STATES	EUROPE
Discount rate obligation (ending period)	3.80%	3.90%	1.90%	3.40%	3.31%	1.60%
Discount rate obligation (beginning period)	3.40%	3.30%	1.60%	3.70%	3.73%	1.90%
Discount rate (current service cost)	3.90%	3.90%	1.90%	3.50%	3.73%	1.90%
Salary growth rate	Between 2.00% and 2.75%	N/A	N/A	Between 2.00% and 2.75%	N/A	N/A
Inflation rate	2.25%	N/A	1.75%	2.25%	N/A	1.75%

Assumptions regarding future mortality are set based on actuarial advice in accordance with published statistics and experience in each territory. For Canadian pension plans, which represent 87% of all pension plans, these assumptions translate into an average life expectancy in years for a pensioner retiring at age 65:

	2018	2017
Retiring at the end of the year
Male	21.8	21.7
Female	24.2	24.1
Retiring 20 years after the end of the reporting year
Male	22.8	22.8
Female	25.1	25.1

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The sensitivity of the Canadian defined benefit obligation to changes in assumptions is set out below. The effects on each plan of a change in an assumption are weighted proportionately to the total plan obligations to determine the total impact for each assumption presented.

	IMPACT ON DEFINED BENEFIT OBLIGATION
	CHANGE IN ASSUMPTION	INCREASE IN ASSUMPTION	DECREASE IN ASSUMPTION
Discount rate	0.25%	(2.80)%	2.90%
Salary growth rate	0.25%	0.30%	(0.30)%

		INCREASE / DECREASE BY 1 YEAR IN ASSUMPTION
Life expectancy		3.00%

Plan assets, which are funding the Corporation’s defined pension plans, are comprised as follows:

	2018
(in millions of Canadian dollars)	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL	%
Cash and short-term investments	5	—	—	5	1.1%

Bonds
Canadian bonds	70	52	—	122	27.4%

Shares
Canadian shares	24	—	—	24
Foreign shares	4	—	—	4
	28	—	—	28	6.3%
Mutual funds
Foreign bond mutual funds	—	6	—	6
Canadian equity mutual funds	5	1	—	6
Foreign equity mutual funds	—	35	—	35
Alternative investments funds	—	24	—	24
	5	66	—	71	16.0%
Other
Insured annuities	—	219	—	219
	—	219	—	219	49.2%
	108	337	—	445

38

	2017
(in millions of Canadian dollars)	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL	%
Cash and short-term investments	5	—	—	5	1.1%

Bonds
Canadian bonds	92	81	—	173	36.7%

Shares
Canadian shares	34	—	—	34
Foreign shares	6	—	—	6
	40	—	—	40	8.5%
Mutual funds
Foreign bond mutual funds	—	6	—	6
Canadian equity mutual funds	7	1	—	8
Foreign equity mutual funds	—	54	—	54
Alternative investments funds	—	22	—	22
	7	83	—	90	19.1%
Other
Insured annuities	—	164	—	164
	—	164	—	164	34.6%
	144	328	—	472

The plan assets include shares of the Corporation for an amount of less than $1 million. These shares were bought by one of the asset managers. Annual benefit annuities of an approximate value of $219 million are pledged by insurance contracts.

B.	POST-EMPLOYMENT BENEFITS OTHER THAN DEFINED BENEFIT PENSION PLANS

The Corporation also offers its employees some post-employment benefit plans, such as retirement allowance, group life insurance and medical and dental plans. However, these benefits, other than pension plans, are not funded. Furthermore, the medical and dental plans upon retirement are being phased out and are no longer offered to the majority of new retirees, and the retirement allowance is not offered to the majority of employees hired after 2002.

The amounts recognized in the consolidated balance sheet composed by country and by sector are determined as follows:

	2018
(in millions of Canadian dollars)	CANADA	UNITED STATES	EUROPE	TOTAL
Present value of unfunded obligations	71	4	24	99
Liabilities on consolidated balance sheet	71	4	24	99

	2018
(in millions of Canadian dollars)	CONTAINERBOARD	BOXBOARD EUROPE	SPECIALTY PRODUCTS	TISSUE PAPERS	CORPORATE	TOTAL
Present value of unfunded obligations	36	24	6	12	21	99
Liabilities on consolidated balance sheet	36	24	6	12	21	99

	2017
(in millions of Canadian dollars)	CANADA	UNITED STATES	EUROPE	TOTAL
Present value of unfunded obligations	73	4	24	101
Liabilities on consolidated balance sheet	73	4	24	101

	2017
(in millions of Canadian dollars)	CONTAINERBOARD	BOXBOARD EUROPE	SPECIALTY PRODUCTS	TISSUE PAPERS	CORPORATE	TOTAL
Present value of unfunded obligations	38	24	6	12	21	101
Liabilities on consolidated balance sheet	38	24	6	12	21	101

39

The movement in the net defined benefit obligation for post-employment benefits over the year is as follows:

(in millions of Canadian dollars)	PRESENT VALUE OF OBLIGATION	FAIR VALUE OF PLAN ASSET	TOTAL
As at January 1, 2017	106	—	106
Current service cost	2	—	2
Interest expense	3	—	3
Curtailments	(1)	—	(1)
Impact on profit or loss	4	—	4
Remeasurements
Loss from change in financial assumptions	1	—	1
Experience gains	(2)	—	(2)
Impact of remeasurements on other comprehensive income	(1)	—	(1)
Exchange differences	1	—	1
Contributions and premiums paid by the employer	—	(9)	(9)
Benefit payments	(9)	9	—
As at December 31, 2017	101	—	101
Current service cost	2	—	2
Interest expense	3	—	3
Business acquisitions, disposals and closures	1	—	1
Impact on profit or loss	6	—	6
Remeasurements
Gain from change in financial assumptions	(4)	—	(4)
Experience loss	1	—	1
Impact of remeasurements on other comprehensive income	(3)	—	(3)
Exchange differences	1	—	1
Benefit payments	(6)	—	(6)
As at December 31, 2018	99	—	99

The method of accounting, assumptions relating to discount rate and life expectancy, and the frequency of valuations for post-employment benefits are similar to those used for defined benefit pension plans, with the addition of actuarial assumptions relating to the long-term increase in health care costs of 4.50% a year (2017 - 4.50%).

The sensitivity of the defined benefit obligation to changes in assumptions is set out below. The effects on each plan of a change in an assumption are weighted proportionately to the total plan obligations to determine the total impact for each assumption presented.

	IMPACT ON OBLIGATION FOR POST-EMPLOYMENT BENEFITS
	CHANGE IN ASSUMPTION	INCREASE IN ASSUMPTION	DECREASE IN ASSUMPTION
Discount rate	0.25%	(2.10)%	2.10%
Salary growth rate	0.25%	0.50%	(0.40)%
Health care cost increase	1.00%	1.40%	(1.10)%

		INCREASE / DECREASE BY 1 YEAR IN ASSUMPTION
Life expectancy		0.80%

C.	RISKS AND OTHER CONSIDERATIONS RELATIVE TO POST-EMPLOYMENT BENEFITS

Through its defined benefit plans, the Corporation is exposed to a number of risks, the most significant of which are detailed below.

Asset volatility

The plan liabilities are calculated using a discount rate set with reference to corporate bond yields and if plan assets underperform this yield, it will create an experience loss. Both the Canadian and U.S. plans hold a proportion of equities, which are expected to outperform corporate bonds in the long term while contributing volatility and risk in the short term.

The Corporation intends to reduce the level of investment risk by investing more in assets that better match the liabilities when the financial situation of the plans improves and/or the rate of return on bonds used for solvency valuations increases.

40

As at December 31, 2018, 67% of the plan's invested assets are in bonds. As at December 31, 2018, the total value of insured annuities is $219 million.

However, the Corporation believes that due to the long-term nature of the plan liabilities and the strength of the supporting group, a level of continuing equity investment is an appropriate element of the Corporation’s long-term strategy to manage the plans efficiently. Plan assets are diversified, so the failure of an individual stock would not have a big impact on the plan assets taken as a whole. The pension plans do not face a significant currency risk.

Changes in bond yields

A decrease in corporate bond yields will increase plan liabilities, although this will be partially offset by an increase in the value of the plans’ bond holdings, particularly for plans in a good financial position that have a greater proportion of bonds.

Inflation risk

The benefits paid are not indexed. Only future benefits for active members are based on salaries. Therefore, this risk is not significant.

Life expectancy

The majority of the plans’ obligations are to provide benefits for the member's lifetime, so increases in life expectancy will result in an increase in the plans’ liabilities.

Each sensitivity analysis disclosed in this note is based on changing one assumption while holding all other assumptions constant. In practice, this is unlikely to occur and changes in some of the assumptions may be correlated. When calculating the sensitivity of the defined benefit obligation to variations in significant actuarial assumptions, the same method (present value of the defined benefit obligation calculated using the projected unit credit method at the end of the reporting period) has been applied as for calculating the liability recognized in the consolidated balance sheet.

As at December 31, 2018, the aggregate net surplus of the Corporation’s funded pension plans (mostly in Canada) amounted to $28 million (a surplus of $29 million as at December 31, 2017). Current agreed expected service contributions amount to $8 million and will be made in the normal course of business. As for the cash flow requirement, these pension plans are expected to require a net contribution of approximately $8 million in 2019.

The weighted average duration of the defined benefit obligation is 12 years (2017 - 11 years).

Expected maturity analysis of undiscounted pension and other post-employment benefits:

(in millions of Canadian dollars)	LESS THAN A YEAR	BETWEEN ONE AND TWO YEARS	BETWEEN TWO AND FIVE YEARS	OVER FIVE YEARS	TOTAL
Pension benefits	31	32	96	707	866
Post-employment benefits other than defined benefit pension plans	5	8	24	99	136
As at December 31, 2018	36	40	120	806	1,002

These amounts represent all the benefits payable to current members during the following years and thereafter without limitations. The majority of benefit payments are payable from trustee administered funds. The difference will come from future investment returns expected on plan assets and future contributions that will be made by the Corporation for services rendered after December 31, 2018.

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NOTE 17

INCOME TAXES

a.	The provision for (recovery of) income taxes is as follows:

(in millions of Canadian dollars)	2018	2017
Current taxes	22	10
Deferred taxes	27	(91)
	49	(81)

b.	The provision for (recovery of) income taxes based on the effective income tax rate differs from the provision for income taxes based on the combined basic rate for the following reasons:

(in millions of Canadian dollars)	NOTE	2018	2017
Provision for income taxes based on the combined basic Canadian and provincial income tax rate		38	117
Adjustment for income taxes arising from the following:
Difference in statutory income tax rate of foreign operations		(1)	10
Prior years reassessment		2	3
Reversal of deferred income tax liabilities related to our previously held investment in Greenpac	5	—	(70)
Permanent difference on revaluation of previously held equity interest - Greenpac associate	5	—	(57)
Non-taxable portion of capital gain on revaluation of previously held equity interest - Boralex associate	8	—	(24)
Change in future income taxes resulting from enacted tax rate change		—	(57)
Unrealized capital gain on long-term debt		—	(3)
Reversal of deferred tax assets on tax losses		3	—
Permanent differences		(1)	(6)
Change in deferred income tax assets relating to capital tax loss		8	6
		11	(198)
Provision for (recovery of) income taxes		49	(81)

Weighted average income tax rate for the year ended December 31, 2018 was 25.8% (2017 - 28.6%).

In conjunction with the acquisition of Greenpac, the Corporation recorded an income tax recovery of $70 million representing deferred income taxes on its investment prior to the acquisition on April 4, 2017. Also, there was no income tax provision recorded on the gain of $156 million generated by the business combination of Greenpac, since it is included in the fair value of assets and liabilities acquired, as described in Note 5.

The income tax provision on the Boralex revaluation gain was calculated at the rate of capital gains. Also, consequently with the sale of its participation in Boralex in July 2017, the Corporation has reassessed the probability of recovering unrealized capital losses on long-term debt due to foreign exchange fluctuations.

Under the Tax Cuts and Jobs Act, which was substantially enacted on December 22, 2017, the U.S. statutory federal income tax rate was reduced to 21% from the previous rate of 35%. The impact of the change in tax rate resulted in a reduction of $57 million of the net deferred tax liability position for the year ended December 31, 2017.

c.	The provision for (recovery of) income taxes relating to components of other comprehensive income is as follows:

(in millions of Canadian dollars)	2018	2017
Foreign currency translation related to hedging activities	(4)	4
Cash flow hedge	2	—
Included in share of other comprehensive income of associates	—	3
Actuarial loss on post-employment benefit obligations	(4)	(3)
Provision for (recovery of) income taxes	(6)	4

42

d.	The analysis of deferred tax assets and deferred tax liabilities, without taking into consideration the offsetting of balances within the same tax jurisdiction, is as follows:

(in millions of Canadian dollars)	2018	2017
Deferred income tax assets:
Deferred income tax assets to be recovered after more than twelve months	228	223
Deferred income tax liabilities:
Deferred income tax liabilities to be used after more than twelve months	295	260
	(67)	(37)

The movement of the deferred income tax account is as follows:

(in millions of Canadian dollars)	NOTE	2018	2017
As at January 1		(37)	(40)
Through statement of earnings		(27)	91
Variance of income tax credit, net of related income tax		5	4
Through statement of comprehensive income		6	(4)
Through business combinations	5	(5)	(91)
Others		—	(7)
Exchange differences		(9)	10
As at December 31		(67)	(37)

The movement in deferred income tax assets and liabilities during the year, without taking into consideration the offsetting of balances within the same tax jurisdiction, is as follows:

DEFERRED INCOME TAX ASSET

(in millions of Canadian dollars)	RECOGNIZED TAX BENEFIT ARISING FROM INCOME TAX LOSSES	EMPLOYEE FUTURE BENEFITS	EXPENSE ON RESEARCH	UNUSED TAX CREDITS	FINANCIAL INSTRUMENTS	FOREIGN EXCHANGE LOSS ON LONG- TERM DEBT	OTHERS	TOTAL
As at January 1, 2017	159	24	15	41	5	19	16	279
Through statement of earnings	(25)	(6)	(10)	(6)	(5)	(12)	5	(59)
Variance of income tax credit	—	—	—	4	—	—	—	4
Through statement of comprehensive income	—	3	—	—	1	(5)	—	(1)
As at December 31, 2017	134	21	5	39	1	2	21	223
Through statement of earnings	(29)	2	—	(2)	3	(6)	26	(6)
Variance of income tax credit	—	—	—	5	—	—	—	5
Through statement of comprehensive income	—	4	—	—	(2)	4	—	6
As at December 31, 2018	105	27	5	42	2	—	47	228

43

DEFERRED INCOME TAX LIABILITIES

(in millions of Canadian dollars)	NOTE	PROPERTY, PLANT AND EQUIPMENT	FOREIGN EXCHANGE LOSS ON LONG- TERM DEBT	INTANGIBLE ASSETS	INVESTMENTS	OTHERS	TOTAL
As at January 1, 2017		180	—	53	85	1	319
Through statement of earnings		(51)	—	(14)	(85)	—	(150)
Included in share of other comprehensive income of associates		—	—	—	3	—	3
Through business combinations	5	80	—	11	—	—	91
Others		5		2	—	—	7
Exchange differences		(9)	—	(1)	—	—	(10)
As at December 31, 2017		205	—	51	3	1	260
Through statement of earnings		1	2	5	13	—	21
Through business combinations	5	5	—	—	—	—	5
Exchange differences		9	—	—	—	—	9
As at December 31, 2018		220	2	56	16	1	295

When taking into consideration the offsetting of balances within the same tax jurisdiction, the net deferred tax liability of $67 million is presented on the consolidated balance sheet as $134 million of “Deferred income tax asset” amounts and $201 million of “Deferred income tax liabilities”.

e.	The Corporation has recognized accumulated losses for income tax purposes amounting to approximately $408 million, which may be carried forward to reduce taxable income in future years. The future tax benefit of $105 million resulting from the deferral of these losses has been recognized in the accounts as a deferred income tax asset. Deferred income tax assets are recognized for tax loss carry forward to the extent that the realization of the related tax benefits through future taxable profits is probable. Income tax losses as at December 31, 2018 are detailed as follows:

(in millions of Canadian dollars)	RECOGNIZED TAX LOSSES	MATURITY
Canada	8	2026
	14	2027
	28	2034
	62	2035
	53	2036
	5	2037
	147	2038
	317

United States	8	2033
	3	2034
	12	2035
	68	2037
	91
	408

44

NOTE 18

CAPITAL STOCK

A.	CAPITAL MANAGEMENT

Capital is defined as long-term debt, bank loans and advances net of cash and cash equivalents and Shareholders' equity, which includes capital stock.

(in millions of Canadian dollars)	2018	2017
Cash and cash equivalents	(123)	(89)
Bank loans and advances	16	35
Long-term debt, including current portion	1,876	1,576
	1,769	1,522
Total equity	1,688	1,601
Total capital	3,457	3,123

The Corporation's objectives when managing capital are:

•	to safeguard the Corporation's ability to continue as a going concern in order to provide returns to Shareholders;
•	to maintain an optimal capital structure and reduce the cost of capital;
•	to make proper capital investments that are significant to ensure that the Corporation remains competitive; and
•	to redeem common shares based on an annual redemption program.

The Corporation sets the amount of capital in proportion to risk. The Corporation manages its capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Corporation may adjust the amount of dividends paid to Shareholders, return capital to Shareholders, issue new shares and acquire or sell assets to improve its financial performance and flexibility.

The Corporation monitors capital on a monthly and quarterly basis based on different financial ratios and non-financial performance indicators. Also, the Corporation must conform to certain financial ratios under its various credit agreements. These ratios are calculated on an adjusted consolidated basis of restricted subsidiaries only. These are a maximum ratio of funded debt to capitalization of 65% and a minimum interest coverage ratio of 2.25x. The Corporation must also comply with a consolidated interest coverage ratio to incur additional debt. Funded debt is defined as liabilities as per the consolidated balance sheet, including guarantees and liens granted in respect of funded debt of another person but excluding other long-term liabilities, trade accounts payable, obligations under operating leases and other accrued obligations (2018 - $1,549 million; 2017 - $1,307 million). The capitalization ratio is calculated as “Shareholders' equity” as shown in the consolidated balance sheet plus the funded debt. Shareholders' equity is adjusted to add back the effect of IFRS adjustments as at December 31, 2010, in the amount of $208 million. The interest coverage ratio is defined as operating income before depreciation and amortization (OIBD) to financing expense. The OIBD is defined as net earnings of the last four quarters plus financing expense, income taxes, amortization and depreciation, expense for stock options and dividends received from a person who is not a credit party (2018 - $321 million; 2017 - $296 million). Excluded from net earnings are the share of results of equity investments and gains or losses from non-recurring items. Financing expense is calculated as interest and financial charges determined in accordance with IFRS plus any capitalized interest, but excluding the amortization of deferred financing costs, up-front and financing costs and unrealized gains or losses arising from hedging agreements. It also excludes any gains or losses on the translation of long-term debt denominated in a foreign currency. The consolidated interest coverage ratio to incur additional debt is calculated as defined in the Senior notes indentures dated June 19, 2014 and May 19, 2015.

As at December 31, 2018, the funded debt-to-capitalization ratio stood at 47.44% and the interest coverage ratio was 4.43x. The Corporation is in compliance with the ratio requirements of its lenders.

The Corporation's credit facility is subject to terms and conditions for loans of this nature, including limits on incurring additional indebtedness and granting liens or selling assets without the consent of the lenders.

The unsecured senior notes are subject to customary covenants restricting the Corporation's ability to, among other things, incur additional debt, pay dividends and make other restricted payments as defined in the Indentures dated June 19, 2014 and May 19, 2015.

The Corporation historically invests between $150 million and $250 million annually on purchases of property, plant and equipment, excluding major strategic projects. These amounts are carefully reviewed during the course of the year in relation to operating results and strategic actions approved by the Board of Directors. These investments, combined with annual maintenance, enhance the stability of the Corporation's business units and improve cost competitiveness through new technology and improved process procedures.

45

The Corporation has an annual share redemption program in place to redeem its outstanding common shares when the market price is judged appropriate by Management. In addition to limitations on the normal course issuer bid, the Corporation's ability to redeem common shares is limited by its senior notes indenture.

B.	ISSUED AND OUTSTANDING

The authorized capital stock of the Corporation consists of an unlimited number of common shares without nominal value and an unlimited number of Class A and B shares issuable in series without nominal value. Over the past two years, the common shares have fluctuated as follows:

		2018		2017
	NOTE	NUMBER OF COMMON SHARES	IN MILLIONS OF CANADIAN DOLLARS	NUMBER OF COMMON SHARES	IN MILLIONS OF CANADIAN DOLLARS
Balance - beginning of year		94,987,958	492	94,526,516	487
Common shares issued on exercise of stock options	18(d)	714,937	6	461,442	5
Redemption of common shares	18(c)	(1,539,380)	(8)	—	—
Balance - end of year		94,163,515	490	94,987,958	492

C.	REDEMPTION OF COMMON SHARES

In 2018, in the normal course of business, the Corporation renewed its redemption program of a maximum of 1,903,282 common shares with the Toronto Stock Exchange, said shares representing approximately 2% of issued and outstanding common shares. The redemption authorization is valid from March 19, 2018 to March 18, 2019. In 2018, the Corporation redeemed 1,539,380 common shares under this program for an amount of $20 million (2017 - nil common share).

D.	COMMON SHARE ISSUANCE

The Corporation issued 714,937 common shares upon the exercise of options for an amount of $5 million (2017 - $4 million for 461,442 common shares issued).

E.	NET EARNINGS PER COMMON SHARE

The basic and diluted net earnings per common share are calculated as follows:

	2018	2017
Net earnings available to common shareholders (in millions of Canadian dollars)	59	507
Weighted average number of basic common shares outstanding (in millions)	95	95
Weighted average number of diluted common shares outstanding (in millions)	97	98
Basic net earnings per common share (in Canadian dollars)	$0.62	$5.35
Diluted net earnings per common share (in Canadian dollars)	$0.58	$5.19

As at December 31, 2018, 400,691 stock options have an antidilutive effect (2017 - 240,880). As of February 27, 2019, no common share had been redeemed by the Corporation since the beginning of the financial year.

F.	DETAILS OF DIVIDENDS DECLARED PER COMMON SHARE ARE AS FOLLOWS

	2018	2017
Dividends declared per common share	$0.16	$0.16

46

NOTE 19

STOCK-BASED COMPENSATION

a.	Under the terms of a share option plan adopted on December 15, 1998, amended on March 15, 2013, and approved by Shareholders on May 8, 2013, a remaining balance of 1,856,379 common shares is specifically reserved for issuance to officers and key employees of the Corporation. Each option will expire at a date not to exceed 10 years following the grant date of the option. The exercise price of an option shall not be lower than the market value of the share at the date of grant, determined as the average of the closing price of the share on the Toronto Stock Exchange on the five trading days preceding the date of grant. The terms for exercising the options are 25% of the number of shares under option within 12 months after the first anniversary date of grant, and up to an additional 25% every 12 months after the second, third and fourth anniversaries of grant date. Options cannot be exercised if the market value of the share at exercise date is lower than the book value at the date of grant. Options exercised are settled in shares. The stock-based compensation cost related to these options amounted to $1 million in 2018 (2017 - $1 million).

Changes in the number of options outstanding as at December 31, 2018 and 2017 are as follows:

	2018		2017
	NUMBER OF OPTIONS	WEIGHTED AVERAGE EXERCISE PRICE ($)	NUMBER OF OPTIONS	WEIGHTED AVERAGE EXERCISE PRICE ($)
Beginning of year	4,990,120	6.35	5,216,063	6.16
Granted	175,749	12.39	240,880	14.28
Exercised	(714,937)	7.00	(461,442)	8.28
Forfeited	(41,574)	10.79	(5,381)	9.75
End of year	4,409,358	6.45	4,990,120	6.35
Options vested - end of year	3,807,511	5.66	4,170,259	5.63

The weighted average share price at the time of exercise of the options was $12.89 (2017 - $14.23).

The following options were outstanding as at December 31, 2018:

	OPTIONS OUTSTANDING		OPTIONS EXERCISABLE
YEAR GRANTED	NUMBER OF OPTIONS	WEIGHTED AVERAGE EXERCISE PRICE ($)	NUMBER OF OPTIONS	WEIGHTED AVERAGE EXERCISE PRICE ($)	EXPIRATION DATE
2009	782,017	3.92	782,017	3.92	2019
2010	438,124	6.43	438,124	6.43	2020
2011	489,997	6.26	489,997	6.26	2020 - 2021
2012	792,125	4.46	792,125	4.46	2020 - 2022
2013	410,282	5.18	410,282	5.18	2020 - 2023
2014	407,599	6.10	407,599	6.10	2020 - 2024
2015	368,421	7.66	271,267	7.66	2020 - 2025
2016	320,102	9.75	159,433	9.75	2020 - 2026
2017	226,720	14.28	56,667	14.28	2027
2018	173,971	12.39	—	—	2028
	4,409,358		3,807,511

FAIR VALUE OF THE SHARE OPTIONS GRANTED

Options were priced using the Black-Scholes option pricing model. Expected volatility is based on the historical share price volatility over the past six years. The following weighted average assumptions were used to estimate the fair value of $3.91 (2017 - $4.22) as at the date of grant of each option issued to employees:

	2018	2017
Grant date share price	$12.57	$14.26
Exercise price	$12.39	$14.28
Risk-free interest rate	2.3%	1.77%
Expected dividend yield	1.27%	1.12%
Expected life of options	6 years	6 years
Expected volatility	32%	32%

47

b.	The Corporation offers its Canadian employees a share purchase plan for its common shares. Employees can voluntarily contribute up to a maximum of 5% of their salary and, if certain conditions are met, the Corporation will contribute 25% of the employee's contribution to the plan.

The shares are purchased on the market on a predetermined date each month. For the year ended December 31, 2018, the Corporation's contribution to the plan amounted to $1 million (2017 - $1 million).

c.	The Corporation has a Performance Share Unit (PSU) Plan for the benefit of officers and key employees, allowing them to receive a portion of their annual compensation in the form of PSUs. A PSU is a notional unit equivalent in value to the Corporation's common share. Periodically, the number of PSUs forming part of the award shall be adjusted depending upon the three-year average return on capital employed of the Corporation (ROCE). Such adjusted number shall be obtained by multiplying the number of PSUs forming part of the award by the applicable multiplier based on the ROCE level. Participants are entitled to receive the payment of their PSUs in the form of cash based on the average price of the Corporation's common shares as traded on the open market during the five days before the vesting date.

The PSUs vest over a period of two years starting on the award date. The expense and the related liability are recorded during the vesting period. The liability is adjusted periodically to reflect any variation in the market value of the common shares, the expected average ROCE and the passage of time. As at December 31, 2018, the Corporation had a total of 520,070 PSUs outstanding (2017 - 581,785 PSUs), for a fair value of less than $1 million (2017- $1 million). In 2018, the Corporation made payments totaling $2 million in relation to PSUs (2017 - $7 million).

d.	The Corporation has a Deferred Share Unit Plan for the benefit of its external directors, officers and key employees, allowing them to receive all or a portion of their annual compensation in the form of Deferred Share Units (DSUs). A DSU is a notional unit equivalent in value to the Corporation's common share. Upon resignation from the Board of Directors, participants are entitled to receive the payment of their cumulated DSUs in the form of cash based on the average price of the Corporation's common shares as traded on the open market during the five days before the date of the participant's resignation.

The DSU expense and the related liability are recorded at the grant date. The liability is adjusted periodically to reflect any variation in the market value of the common shares. As at December 31, 2018, the Corporation had a total of 409,757 DSUs outstanding (2017 - 247,276 DSUs), representing a long-term liability of $6 million (2017 - $4 million). On January 15, 2019, the Corporation issued 61,030 DSUs ..

NOTE 20

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

(in millions of Canadian dollars)	2018	2017
Foreign currency translation, net of hedging activities and related income tax of $16 million (December 31, 2017 - $12 million)	2	(30)
Unrealized gain (loss) arising from foreign exchange forward contracts designated as cash flow hedges, net of related income taxes of nil (December 31, 2017 - nil)	(1)	1
Unrealized loss arising from commodity derivative financial instruments designated as cash flow hedges, net of related income taxes of nil (December 31, 2017 - $2 million)	—	(4)
Unrealized gain arising from interest rate swaps designated as cash flow hedges, net of related income taxes of nil (December 31, 2017 - nil)	1	—
Unrealized loss on available-for-sale financial assets, net of related income taxes of nil (December 31, 2017 - nil)	—	(2)
	2	(35)

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NOTE 21

REVENUE

Information by geographic segment is as follows:

									SALES
	Canada		United States		Italy		Other countries		Total
(in millions of Canadian dollars)	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017
Packaging Products
Containerboard	1,118	1,089	720	558	—	—	2	5	1,840	1,652
Boxboard Europe	—	—	—	—	313	279	620	559	933	838
Specialty Products	356	394	234	246	2	2	67	61	659	703
Intersegment sales	(84)	(104)	(5)	(1)	—	—	—	—	(89)	(105)
	1,390	1,379	949	803	315	281	689	625	3,343	3,088
Tissue Papers	372	335	980	933	—	—	—	—	1,352	1,268
Intersegment sales and Corporate Activities	(34)	(30)	(12)	(11)	—	(5)	—	11	(46)	(35)
	1,728	1,684	1,917	1,725	315	276	689	636	4,649	4,321

NOTE 22

COST OF SALES BY NATURE

(in millions of Canadian dollars)	2018	2017
Raw materials	1,713	1,776
Wages and employee benefits expenses	754	689
Energy	302	259
Delivery	487	356
Depreciation and amortization	244	215
Other	497	475
	3,997	3,770

SELLING AND ADMINISTRATIVE EXPENSES BY NATURE

(in millions of Canadian dollars)	2018	2017
Wages and employee benefits expenses	314	287
Information technology	29	24
Publicity and marketing	17	16
Other	50	51
	410	378

NOTE 23

EMPLOYEE BENEFITS EXPENSES

(in millions of Canadian dollars)	NOTE	2018	2017
Wages and employee benefits expenses	22	1,068	976
Share options granted to directors and employees	19(a)	1	1
Pension costs - defined benefit plans	16	8	7
Pension costs - defined contribution plans	16	22	21
Post-employment benefits other than defined benefit pension plans	16	6	4
		1,105	1,009

49

KEY MANAGEMENT COMPENSATION

Key management includes the members of the Board of Directors, Presidents and Vice Presidents of the Corporation. The compensation paid or payable to key management for their services is shown below:

(in millions of Canadian dollars)	2018	2017
Salaries and other short-term benefits	9	11
Post-employment benefits	1	1
Share-based payments	4	6
	14	18

NOTE 24

GAIN ON ACQUISITIONS, DISPOSALS AND OTHERS

(in millions of Canadian dollars)	2018	2017
Gain on business acquisition	(4)	—
Gain on disposal of assets	(67)	(8)

2018

The Specialty Products segment generated a gain of $4 million on the business combination of Urban Forest Products LLC, Clarion Packaging LLC and Falcon Packaging LLC. See note 5 for details.

The Containerboard segment completed the sale of the building and land of its plant located in Maspeth, New York, USA for US$69 million ($86 million) net of transaction fees of US$3 million ($4 million). An amount of US$4 million ($5 million) was put in escrow and will be released to the Corporation in the third quarter of 2020 if certain conditions are met. Since the conditions are not under the Corporation's control, the gain on this amount is deferred until the conditions are met. The transaction resulted in a gain of $66 million, net of asset retirement obligation costs of $2 million. In the wake of the sale of the plant, the Containerboard segment also sold equipments for US$2 million ($2 million) which generated a gain of $1 million.

2017

The Containerboard Packaging segment sold a piece of land in Ontario, Canada, and recorded a gain of $7 million.

The Corporate Activities realized a $1 million gain from the sale of some assets.

50

NOTE 25

IMPAIRMENT CHARGES (REVERSALS) AND RESTRUCTURING COSTS (GAINS)

A.	IMPAIRMENT CHARGES (REVERSALS) ON PROPERTY, PLANT AND EQUIPMENT, INTANGIBLE ASSETS WITH FINITE USEFUL LIFE AND OTHER ASSETS

The Corporation recorded impairment charges totaling $75 million in 2018 and $11 million in 2017. The recoverable amount of CGUs was determined using a fair value less cost of disposal sell model based on the income approach, unless otherwise indicated. Level 2 inputs are used to measure fair value. Impairments are detailed as follows:

	2018
	PACKAGING PRODUCTS
(in millions of Canadian dollars)	CONTAINER-BOARD	BOXBOARD EUROPE	SPECIALTY PRODUCTS	SUB-TOTAL	TISSUE PAPERS	CORPORATE ACTIVITIES	TOTAL
Property, plant and equipment	—	—	—	—	74	—	74
Intangible assets with finite useful life and other assets	—	—	—	—	1	—	1
	—	—	—	—	75	—	75

	2017
	PACKAGING PRODUCTS
(in millions of Canadian dollars)	CONTAINER-BOARD	BOXBOARD EUROPE	SPECIALTY PRODUCTS	SUB-TOTAL	TISSUE PAPERS	CORPORATE ACTIVITIES	TOTAL
Property, plant and equipment	—	—	—	—	2	—	2
Intangible assets with finite useful life and other assets	11	—	—	11	—	(2)	9
	11	—	—	11	2	(2)	11

2018

The Tissue Papers segment recorded impairment charges totaling $75 million on the assets of four CGUs, as their recoverable amount was lower than their carrying amount. Sustained production inefficiencies led to insufficient profitability to support the carrying value of the assets. Recoverable amount of the assets was based on their fair value less cost of disposal.

2017

The Containerboard Packaging segment recorded an impairment charge of $11 million on deferred revenues related to the management agreement of Greenpac since the beginning of the mill construction, which was recorded in “Other assets”. Following the acquisition and consolidation of Greenpac described in Note 5, expected future cash flows related to this asset did not materialize on a consolidated basis.

The Tissue Papers segment incurred a $2 million impairment charge on unused assets following the reassessment of its recoverable amount based on estimated selling price of the assets.

The Corporate Activities recorded a $2 million reversal of impairment following the collection of a note receivable that had been written off in previous years.

B.	GOODWILL AND OTHER INDEFINITE USEFUL LIFE INTANGIBLE ASSETS

Allocation of goodwill and other indefinite useful life intangible assets is as follows:

•	Containerboard Packaging segment goodwill of $489 million is allocated to the Containerboard segment;
•	Specialty Products segment goodwill is allocated to all recovery and recycling sub-segment for $13 million and the partitioning activities sub-segment for $3 million;
•	Tissue Papers segment goodwill of $36 million is allocated to the Tissue Papers segment;
•	Boxboard Europe segment goodwill of $8 million is allocated to the segment;
•	Water rights of $6 million are allocated to the Boxboard Europe segment.

Annually, the Corporation must test all of its goodwill for impairment.

51

The Corporation tested its Containerboard Packaging segment goodwill for impairment. As a result of this impairment test, the Corporation concluded that the recoverable amount of the segment was in excess of $1,676 million over its carrying amount, thus no impairment charge was necessary. With all other variables held constant, a decrease of 13% in the terminal OIBD margin would reduce the excess of $1,676 million to nil whereas a rise in the discounting rate of 11% would also reduce the excess to nil.

The Corporation also tested for impairment the goodwill allocated to the recovery and recycling sub-segment. The impairment test resulted in the recoverable amount of the sub-segment being $19 million over its carrying amount, thus no impairment charge was necessary. With all other variables held constant, a decrease of 1% in the terminal OIBD margin would reduce to nil the excess of $19 million whereas a rise in the discounting rate of 1% would also reduce the excess to nil.

The Corporation tested its Tissue Papers segment goodwill for impairment. As a result of this impairment test, the Corporation concluded that the recoverable amount of the segment was in excess of $114 million over its carrying amount, thus no impairment charge was necessary. With all other variables held constant, a decrease in terminal OIBD margin of 1% would reduce the excess of $114 million to nil.

The Corporation applied the income approach in determining fair value less cost of disposal and used the following key assumptions (level 2 inputs):

	CONTAINERBOARD PACKAGING	SPECIALTY PRODUCTS	TISSUE PAPERS
Discounting rate	9.5%	9.5%	10.5%
Terminal exchange rate (CA$/US$)	$1.24	$1.24	$1.24
Terminal OIBD margin	16.2%	5.4%	9.2%

C.	RESTRUCTURING COSTS (GAINS)

Restructuring costs (gains) are detailed as follows:

(in millions of Canadian dollars)	2018	2017
Containerboard	4	2
Boxboard Europe	—	1
Specialty Products	(2)	—
Tissue Papers	—	2
Corporate Activities	—	1
	2	6

2018

The Containerboard Packaging segment ceased activities at its Maspeth plant. A withdrawal liability from the multi-employer pension plan of $2 million was recorded following the departure of the last employees. As well, costs totaling $1 million were incurred to remit the building to the new owner.

The Containerboard Packaging segment incurred a $1 million charge related to severances for the closure in December 2018 of two sheets plants in Ontario.

The Specialty Products segment recorded a gain of $2 million from the dismantling of a building of a plant closed in the previous years.

2017

The Containerboard Packaging segment recorded severance expenses totaling $2 million following the announcement of its New York converting plant closure scheduled and realized in 2018.

The Boxboard Europe segment recorded severances costs of $1 million following the restructuring of its sales activities.

The Tissue Papers segment incurred $2 million of restructuring costs following the review of provisions related to the transfer of the converting operations of the Toronto plant to other Tissue segment sites announced in 2016.

The Corporate Activities recorded a severance cost of $1 million following the closure of a sales division.

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NOTE 26

ADDITIONAL INFORMATION

A.	CHANGES IN NON-CASH WORKING CAPITAL COMPONENTS ARE DETAILED AS FOLLOWS:

(in millions of Canadian dollars)	2018	2017
Accounts receivable	46	11
Current income tax assets	(9)	—
Inventories	(26)	(46)
Trade and other payables	(5)	(51)
Current income tax liabilities	6	(1)
	12	(87)

B.	FINANCING EXPENSE AND INTEREST EXPENSE ON EMPLOYEE FUTURE BENEFITS

(in millions of Canadian dollars)	2018	2017
Interest on long-term debt	77	83
Interest income	—	(3)
Amortization of financing costs	3	3
Other interest and banking fees	4	3
Interest expense on employee future benefits and other liabilities	15	11
	99	97

C.	TOTAL LIABILITIES FROM FINANCING ACTIVITIES

(in millions of Canadian dollars)	CASH AND CASH EQUIVALENT	BANK LOANS AND ADVANCES	LONG-TERM DEBT	NET DEBT
As at January 1, 2017	(62)	28	1,566	1,532
Cash flow
Change in cash and cash equivalents	(25)	—	—	(25)
Bank loans and advances	—	8	—	8
Change in credit facilities	—	—	114	114
Repurchase of unsecured senior notes	—	—	(257)	(257)
Increase in other long-term debt	—	—	11	11
Payments of other long-term debt	—	—	(47)	(47)
Non-cash changes
Business combinations	—	—	257	257
Foreign exchange loss on long-term debt and financial instruments	—	—	(62)	(62)
Capital lease acquisitions and included in other debts and liabilities	—	—	11	11
Amortization of financing costs	—	—	2	2
Write off of unamortized financing costs following repurchase of unsecured senior notes	—	—	3	3
Other	—	—	(1)	(1)
Exchange differences	(2)	(1)	(21)	(24)
As at December 31, 2017	(89)	35	1,576	1,522
Cash flow
Change in cash and cash equivalents	(28)	—	—	(28)
Bank loans and advances	—	(22)	—	(22)
Change in credit facilities	—	—	(126)	(126)
Increase in term loan	—	—	235	235
Increase in other long-term debt	—	—	66	66
Payments of other long-term debt	—	—	(81)	(81)
Non-cash changes
Business combinations	—	2	25	27
Foreign exchange loss on long-term debt and financial instruments	—	—	65	65
Capital lease acquisitions and included in other debts and liabilities	—	—	70	70
Amortization of financing costs	—	—	2	2
Exchange differences	(6)	1	44	39
As at December 31, 2018	(123)	16	1,876	1,769

53

NOTE 27

FINANCIAL INSTRUMENTS

27.1 FAIR VALUE OF FINANCIAL INSTRUMENTS

The classification of financial instruments as at December 31, 2018 and 2017, along with the respective carrying amounts and fair values, is as follows:

		2018		2017
(in millions of Canadian dollars)	NOTE	CARRYING AMOUNT	FAIR VALUE	CARRYING AMOUNT	FAIR VALUE
Financial assets at fair value through profit or loss
Derivatives	26.4	23	23	27	27
Equity investments		1	1	1	1
Financial liabilities at fair value through profit or loss
Derivatives	26.4	(12)	(12)	(4)	(4)
Financial liabilities at amortized cost
Long-term debt		(1,876)	(1,871)	(1,576)	(1,626)
Derivatives designated as hedge
Asset derivatives		7	7	4	4
Liability derivatives		(24)	(24)	(33)	(33)

27.2 DETERMINING THE FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount of consideration that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants as at the measurement date.

(i)	The fair value of cash and cash equivalents, accounts receivable, notes receivable, bank loans and advances, trade and other payables and provisions approximate their carrying amounts due to their relatively short maturities.
(ii)	The fair value of investment in shares is based on observable market data and is quoted on the Toronto Stock Exchange and classified as level 1.
(iii)	The fair value of long-term debt and some other liabilities is based on observable market data and on the calculation of discounted cash flows. Discount rates were determined based on local government bond yields adjusted for the risks specific to each of the borrowings and for the credit market liquidity conditions and are classified as levels 1 and 3.

27.3 HIERARCHY OF FINANCIAL ASSETS AND LIABILITIES MEASURED AT FAIR VALUE

The following table presents information about the Corporation's financial assets and financial liabilities measured at fair value on a recurring basis as at December 31, 2018 and 2017 and indicates the fair value hierarchy of the Corporation's valuation techniques to determine such fair value. Three levels of inputs that may be used to measure fair value are:

Level 1 - Quoted prices in active markets for identical assets or liabilities

Level 2 - Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3 - Inputs that are generally unobservable and typically reflect Management's estimates of assumptions that market participants would use in pricing the asset or liability.

			2018
(in millions of Canadian dollars)	CARRYING AMOUNT	QUOTED PRICES IN ACTIVE MARKETS FOR IDENTICAL ASSETS (LEVEL1)	SIGNIFICANT OBSERVABLE INPUTS (LEVEL 2)	SIGNIFICANT UNOBSERVABLE INPUTS (LEVEL 3)
Financial assets
Equity investments	1	1	—	—
Derivative financial assets	30	—	30	—
	31	1	30	—
Financial liabilities
Derivative financial liabilities	(36)	—	(36)	—
	(36)	—	(36)	—

54

			2017
(in millions of Canadian dollars)	CARRYING AMOUNT	QUOTED PRICES IN ACTIVE MARKETS FOR IDENTICAL ASSETS (LEVEL1)	SIGNIFICANT OBSERVABLE INPUTS (LEVEL 2)	SIGNIFICANT UNOBSERVABLE INPUTS (LEVEL 3)
Financial assets
Equity investments	1	1	—	—
Derivative financial assets	31	—	31	—
	32	1	31	—
Financial liabilities
Derivative financial liabilities	(37)	—	(37)	—
	(37)	—	(37)	—

27.4 FINANCIAL RISK MANAGEMENT

The Corporation's activities expose it to a variety of financial risks: market risk (including currency risk, fair value interest rate risk, cash flow interest rate risk and price risk), credit risk and liquidity risk. The Corporation's overall risk management program focuses on the unpredictability of the financial market and seeks to minimize potential adverse effects on the Corporation's financial performance. The Corporation uses derivative financial instruments to hedge certain risk exposures.

Risk management is carried out by a central treasury department and a management committee acting under policies approved by the Board of Directors. They identify, evaluate and hedge financial risks in close cooperation with the business units. The Board provides guidance for overall risk management, covering specific areas, such as foreign exchange risk, interest rate risk and credit risk, use of derivative financial instruments and non-derivative financial instruments, and investment of excess liquidity.

Summary

		2018
(in millions of Canadian dollars)		ASSETS			LIABILITIES
RISK	NOTE	SHORT-TERM	LONG-TERM	TOTAL	SHORT-TERM	LONG-TERM	TOTAL
Currency risk	26.4 A) (i)	6	—	6	(18)	(12)	(30)
Price risk	26.4 A) (ii)	4	19	23	(2)	—	(2)
Interest risk	26.4 A) (iii)	—	1	1	(1)	(2)	(3)
Other risk	26.4 iv)	—	—	—	(1)	—	(1)
		10	20	30	(22)	(14)	(36)

		2017
(in millions of Canadian dollars)		ASSETS			LIABILITIES
RISK	NOTE	SHORT-TERM	LONG-TERM	TOTAL	SHORT-TERM	LONG-TERM	TOTAL
Currency risk	26.4 A) (i)	5	1	6	(10)	(15)	(25)
Price risk	26.4 A) (ii)	4	21	25	(7)	(1)	(8)
Interest risk	26.4 A) (iii)	—	—	—	(2)	(2)	(4)
		9	22	31	(19)	(18)	(37)

A.	MARKET RISK

(i)	Currency risk

The Corporation operates internationally and is exposed to foreign exchange risks arising from various currencies as a result of its export of goods produced in Canada, the United States, France, Italy, Spain and Germany. Foreign exchange risk arises from future commercial transactions, recognized assets and liabilities, and net investments in foreign operations. These risks are partially covered by purchases and debt.

The Corporation manages the foreign exchange exposure by entering into various foreign exchange forward contracts and currency option instruments related to anticipated sales, purchases, interest expense and repayment of long-term debt. Management has implemented a policy for managing foreign exchange risk against its functional currency. The Corporation's risk management policy is to hedge 25% to 90% of anticipated cash flows in each major foreign currency for the next 12 months and to hedge 0% to 75% for the subsequent 24 months. The Corporation may designate these foreign exchange forward contracts as a cash flow hedge of future anticipated sales, cost of sales, interest expense and repayment of long-term debt denominated in foreign currencies. Gains or losses from these derivative financial instruments designated as hedges are recorded in “Accumulated other comprehensive income” net of related income taxes and are reclassified to earnings

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as adjustments to sales, cost of sales, interest expense or foreign exchange loss (gain) on long-term debt in the period in which the respective hedged item affected earnings.

In 2018, approximately 22% of sales from Canadian operations were made to the United States and 13% of sales from European operations were made in countries whose currencies were other than the euro.

The following table summarizes the Corporation's commitments to buy and sell foreign currencies as at December 31, 2018 and 2017:

	2018
	EXCHANGE RATE	MATURITY	NOTIONAL AMOUNT (IN MILLIONS)		FAIR VALUE (IN MILLIONS OF CANADIAN DOLLARS)
Repayment of long-term debt
Derivatives at fair value through profit or loss and classified in Foreign exchange loss (gain) on long-term debt:
Currency option sold to buy US$ for CAN$	1.0225	January 2020	US$	200	—
Currency option instruments to sell US$ for CAN$	1.3290	July 2023	US$ 21 to 132		(6)
Cross-currency swap US$ for CAN$	1.3290	July 2023	US$	102	(2)
					(8)
Net investment hedge
Cross-currency swap CAN$ for €	1.4824	December 2019		€145	(11)

Forecasted sales and purchases
Derivatives at fair value through profit or loss and classified in Loss on derivative financial instruments:
Foreign exchange forward contracts to sell US$ for CAN$	1.3087	0 to 12 months	US$	15	(1)
Foreign exchange forward contracts to buy € for US$	1.1653	0 to 12 months		€2	—
Foreign exchange forward contracts to sell US$ for CAN$	1.3188	13 to 36 months	US$	15	—
Currency option instruments to sell US$ for CAN$	1.3395	0 to 12 months	US$ 33 to 50		(1)
Currency option instruments to buy € for US$	1.0985	0 to 12 months		€7	—
Currency option instruments to sell US$ for CAN$	1.3269	13 to 36 months	US$ 30 to 68		(3)
					(5)
					(24)

During the year, the Corporation paid $1 million related to the settlement of a portion of its 2020 derivatives related to repayment of long-term debt.

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	2017
	EXCHANGE RATE	MATURITY	NOTIONAL AMOUNT (IN MILLIONS)		FAIR VALUE (IN MILLIONS OF CANADIAN DOLLARS)
Repayment of long-term debt
Derivatives at fair value through profit or loss and classified in Foreign exchange loss (gain) on long-term debt:
Foreign exchange forward contracts to buy US$ for CAN$	1.06	January 2020	US$	50	9
Currency option sold to sell US$ for CAN$	1.15	January 2020	US$	100	(11)
Currency option sold to sell US$ for CAN$	1.0225	January 2020	US$	200	(1)
Cross-currency swap US$ for CAN$	1.33	July 2023	US$	102	(12)
					(15)
Net investment hedge
Cross-currency swap CAN$ for €	1.4263	December 2018		€95	(6)

Forecasted sales
Derivatives at fair value through profit or loss and classified in Loss on derivative financial instruments:
Foreign exchange forward contracts to buy US$ for CAN$	1.3260	0 to 12 months	US$	10	1
Foreign exchange forward contracts to buy US$ for CAN$	1.3260	13 to 24 months	US$	5	—
Currency option instruments to sell US$ for CAN$	1.3171	0 to 12 months	US$ 48 to 70		2
Currency option instruments to sell US$ for CAN$	1.3214	13 to 36 months	US$ 43 to 80		—
					3
					(18)

In 2017, the Corporation offset $9 million in derivative assets against $11 million in derivative liabilities as we intend to settle the derivatives on a net basis with one counterparty. During the year, the Corporation also paid $12 million related to the settlement of a portion of its 2017 derivatives related to repayment of long-term debt.

The fair values of foreign exchange forward contracts and currency options are determined using the discounted value of the difference between the value of the contract at expiry, calculated using the contracted exchange rate and the exchange rate the financial institution would use if it renegotiated the same contract under the same conditions as at the consolidated balance sheet date. The discount rates are adjusted for the credit risk of the Corporation or of the counterparty, as applicable. When determining credit risk adjustments, the Corporation considers master netting agreements, if applicable.

In 2018, if the Canadian dollar had strengthened by $0.01 against the US dollar on average for the year with all other variables held constant, operating income before depreciation and amortization for the year would have been approximately $3 million lower. This is based on the net exposure of total US sales less US purchases of the Corporation's Canadian operations and operating income before depreciation and amortization of the Corporation's US operations, but excludes the effect of this change on the denominated working capital components. The interest expense would have remained relatively stable.

In 2018, if the Canadian dollar had strengthened by $0.02 against the euro with all other variables held constant, operating income before depreciation and amortization for the year would have been approximately $1 million lower following the translation of operating income of the Corporation's European operations.

CURRENCY RISK ON TRANSLATION OF SELF-SUSTAINING FOREIGN SUBSIDIARIES

The Corporation has certain investments in foreign operations whose net assets are exposed to foreign currency translation risk. The Corporation may designate part of its long-term debt denominated in foreign currencies as a hedge of the net investment in self-sustaining foreign subsidiaries. Gains or losses resulting from the translation to Canadian dollars of long-term debt denominated in foreign currencies and designated as net investment hedges are recorded in “Accumulated other comprehensive income”, net of related income taxes.

The table below shows the effect on consolidated equity of a 10% change in the value of the Canadian dollar against the US dollar and the euro as at December 31, 2018 and 2017. The calculation includes the effect of currency hedges of net investment in US foreign entities and assumes that no changes occurred other than a single currency exchange rate movement.

The exposures used in the calculations are the foreign currency-denominated equity and the hedging level as at December 31, 2018 and 2017, with the hedging instruments being the long-term debt denominated in US dollars.

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Consolidated Shareholders' equity: Currency effect before tax of a 10% change:

	2018			2017
(in millions of Canadian dollars)	BEFORE HEDGES	HEDGES	NET IMPACT	BEFORE HEDGES	HEDGES	NET IMPACT
10% change in the CAN$/US$ rate	82	82	—	75	75	—
10% change in the CAN$/euro rate	19	17	2	16	14	2

(ii) Price risk

The Corporation is exposed to commodity price risk on old corrugated containers, commercial pulp, electricity and natural gas. The Corporation uses derivative commodity contracts to help manage its production costs. The Corporation may designate these derivatives as cash flow hedges of anticipated purchases of raw material and energy. Gains or losses from these derivative financial instruments designated as hedges are recorded in “Accumulated other comprehensive income” net of related income taxes and are reclassified to earnings as adjustments to “Cost of sales” in the same period, as the respective hedged item affects earnings.

The fair value of these contracts is as follows:

	2018
	QUANTITY	MATURITY	FAIR VALUE (IN MILLIONS OF CANADIAN DOLLARS)
Forecasted purchases
Derivatives designated as held for trading and reclassified in “Cost of sales”
Electricity	39,420 MW	2019	—
Derivatives designated as cash flow hedges and reclassified in “Cost of sales” (effective portion)
Natural gas:
Canadian portfolio	364,800 GJ	2019	—
US portfolio	1,217,640 mmBtu	2019 to 2023	(1)
			(1)

	2017
	QUANTITY	MATURITY	FAIR VALUE (IN MILLIONS OF CANADIAN DOLLARS)
Forecasted purchases
Derivatives designated as held for trading and reclassified in “Cost of sales”
Electricity	197,100 MW	2018 to 2019	(1)
Derivatives designated as cash flow hedges and reclassified in “Cost of sales” (effective portion)
Natural gas:
Canadian portfolio	3,095,029 GJ	2018 to 2022	(5)
US portfolio	4,847,660 mmBtu	2018 to 2023	(1)
			(7)

In 2013, the Corporation entered into an agreement to purchase steam. The agreement includes an embedded derivative and the fair value as at December 31, 2018 was an asset of $8 million (2017 - $8 million). Greenpac also has an agreement to purchase steam that includes an embedded derivative with a positive fair value of $15 million as at December 31, 2018 (2017 - $16 million).

The fair value of derivative financial instruments other than options is established utilizing a discounted future expected cash flows method. Future expected cash flows are determined by reference to the forward price or rate prevailing on the assessment date of the underlying financial index (exchange or interest rate or commodity price) according to the contractual terms of the instrument. Future expected cash flows are discounted at an interest rate reflecting both the maturity of each flow and the credit risk of the party to the contract for which it represents a liability (subject to the application of relevant credit support enhancements). The fair value of derivative financial instruments that represent options is established utilizing similar methods that reflect the impact of the potential volatility of the financial index underlying the option on future expected cash flows.

The table below shows the effect of changes in the price of old corrugated containers, natural gas and electricity as at December 31, 2018 and 2017. The calculation includes the effect of price hedges of these commodities and assumes that no changes occurred other than a single change in price.

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The exposures used in the calculations are the commodity consumption and the hedging level as at December 31, 2018 and 2017, with the hedging instruments being derivative commodity contracts.

Consolidated commodity consumption: Price change effect before tax:

	2018			2017
(in millions of Canadian dollars1)	BEFORE HEDGES	HEDGES	NET IMPACT	BEFORE HEDGES	HEDGES	NET IMPACT
US$15/s.t. change in brown grades recycled paper price	49	—	49	44	—	44
US$30/s.t. change in commercial pulp price	10	—	10	9	—	9
US$1/mmBTU. change in natural gas price	12	2	10	10	5	5
US$1/MWh change in electricity price	2	—	2	2	—	2

1	Sensitivity calculated with an exchange rate of 1.36 CAN$/US$ for 2018 and 1.26 CAN$/US$ for 2017.

(iii) Interest rate risk

The Corporation has no significant interest-bearing assets.

The Corporation's interest rate risk arises from long-term borrowings. Borrowings issued at variable rates expose the Corporation to cash flow interest rate risk. Borrowings issued at fixed rates expose the Corporation to fair value interest rate risk.

When appropriate, the Corporation analyzes its interest rate risk exposure. Various scenarios are simulated taking into consideration refinancing, renewal of existing positions, alternative financing and hedging. Based on these scenarios, the Corporation calculates the impact on earnings of a defined interest rate shift. For each simulation, the same interest rate shift is used for all currencies. The scenarios are run only for liabilities that represent the major interest-bearing positions. As at December 31, 2018, approximately 28% (2017 - 29%) of the Corporation's long-term debt was at variable rates.

Based on the outstanding long-term debt as at December 31, 2018, the impact on interest expense of a 1% change in rate would be approximately $5 million (impact on net earnings is approximately $4 million).

The Corporation holds interest rate swaps through RDM and Greenpac. RDM swaps are contracted to fix the interest rate on a notional amount of €59 million and are maturing from 2020 to 2024. Greenpac swaps are contracted to fix the interest rate on a notional amount of US$66 million maturing in 2020. Some of these swaps have decreasing notional amount to match expected debt level. Fair value of these agreements is a liability of $2 million as at December 31, 2018 (December 31, 2017 - $3 million).

(iv)	Loss (gain) on derivative financial instruments is as follows:

(in millions of Canadian dollars)	2018	2017
Unrealized loss (gain) on derivative financial instruments	9	(8)
Realized loss (gain) on derivative financial instruments	(1)	2
	8	(6)

B.	CREDIT RISK

Credit risk arises from cash and cash equivalents, derivative financial instruments and deposits with banks and financial institutions. The Corporation reduces this risk by dealing with credit-worthy financial institutions.

The Corporation is exposed to credit risk on the accounts receivable from its customers. In order to reduce this risk, the Corporation's credit policies include the analysis of the financial position of its customers and the regular review of their credit limits. In addition, the Corporation believes there is no particular concentration of credit risk due to the geographic diversity of customers and the procedures for the management of commercial risks. Derivative financial instruments include an element of credit risk should the counterparty be unable to meet its obligations.

Trade receivables are recognized initially at fair value and are subsequently measured at amortized cost using the effective interest method, less loss allowance. An allowance for doubtful accounts of trade receivables is established when there is objective evidence that the Corporation will not be able to collect all amounts due according to the original terms of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter into bankruptcy or financial reorganization, and default or delinquency in payments are considered indicators that the trade receivable is impaired. Each trade receivable balance is evaluated separately to identify impairment. The amount of the allowance for doubtful accounts is the difference between the asset's carrying amount and the present value of estimated cash flows. The carrying amount of the asset is reduced through the use of an allowance account and the amount of the loss is recorded in the consolidated statement of earnings in “Selling and administrative expenses”. When a trade receivable is not collectable, it is written off against the loss allowance.

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Subsequent recoveries of amounts previously written off are credited against “Selling and administrative expenses” in the consolidated statement of earnings.

Loans and notes receivables from business disposals are recognized at fair value. There is no past due amount as at December 31, 2018.

C.	LIQUIDITY RISK

Liquidity risk is the risk that the Corporation will not be able to meet its obligations as they fall due. The following are the contractual maturities of financial liabilities as at December 31, 2018 and 2017:

	2018
(in millions of Canadian dollars)	CARRYING AMOUNT	CONTRACTUAL CASH FLOWS	LESS THAN ONE YEAR	BETWEEN ONE AND TWO YEARS	BETWEEN TWO AND FIVE YEARS	MORE THAN FIVE YEARS
Non-derivative financial liabilities:
Bank loans and advances	16	16	16	—	—	—
Trade and other payables	782	782	782	—	—	—
Revolving credit facility	86	100	4	4	92	—
Term loan	239	305	18	18	55	214
Unsecured senior notes	1,068	1,244	59	60	1,125	—
Other debts of subsidiaries	129	186	21	20	49	96
Other debts without recourse to the Corporation	364	365	37	34	274	20
Derivative financial liabilities	36	36	22	4	10	—
	2,720	3,034	959	140	1,605	330

	2017
(in millions of Canadian dollars)	CARRYING AMOUNT	CONTRACTUAL CASH FLOWS	LESS THAN ONE YEAR	BETWEEN ONE AND TWO YEARS	BETWEEN TWO AND FIVE YEARS	MORE THAN FIVE YEARS
Non-derivative financial liabilities:
Bank loans and advances	35	35	35	—	—	—
Trade and other payables	638	638	638	—	—	—
Revolving credit facility	195	218	7	6	205	—
Unsecured senior notes	1,004	1,284	56	56	906	266
Other debts of subsidiaries	66	77	16	13	31	17
Other debts without recourse to the Corporation	321	329	44	41	230	14
Derivative financial liabilities	37	37	19	2	4	12
	2,296	2,618	815	118	1,376	309

As at December 31, 2018, the Corporation had unused credit facilities of $766 million (December 31, 2017 - $651 million), net of outstanding letters of credit of $23 million (December 31, 2017 - $24 million).

D.	OTHER RISK

FACTORING OF ACCOUNTS RECEIVABLE

The Corporation sells its accounts receivable from one of its European subsidiaries through a factoring contract with a financial institution. The Corporation uses factoring of accounts receivable as a source of financing by reducing its working capital requirements. When the accounts receivable are sold, the Corporation removes them from the balance sheet, recognizes the amount received as the consideration for the transfer and records a loss on factoring, which is included in “Financing expense”. As at December 31, 2018, the off-balance sheet impact of the factoring of accounts receivable amounted to $50 million (€32 million). The Corporation expects to continue to sell accounts receivable on an ongoing basis. Should it decide to discontinue this contract, its working capital and bank debt requirements would increase.

STOCK-BASED COMPENSATION

In 2018, the Corporation entered into an agreement to hedge the share price volatility related to its Deferred Share Units and Performance Share Unit plans. As at December 31, 2018, the agreement's notional amount was 566,000 shares at a price of $12.15. The fair value as at December 31, 2018 was a liability of $1 million.

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NOTE 28

COMMITMENTS

a.	The Corporation leases various properties, vehicles, equipment and others under non-cancellable operating lease agreements.

Future minimum payments under operating leases are as follows:

(in millions of Canadian dollars)	2018	2017
No later than one year	38	31
Later than one year but no later than five years	66	40
More than five years	13	5
	117	76

b.	Capital and raw materials commitments

Capital expenditures and raw material contracted at the end of the reporting date but not yet incurred are as follows:

	2018		2017
(in millions of Canadian dollars)	PROPERTY, PLANT AND EQUIPMENT	INTANGIBLE ASSETS	PROPERTY, PLANT AND EQUIPMENT	INTANGIBLE ASSETS
No later than one year	84	8	51	8
Later than one year but no later than five years	8	6	—	14
More than five years	—	—	—	—
	92	14	51	22

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NOTE 29

RELATED PARTY TRANSACTIONS

The Corporation entered into the following transactions with related parties:

(in millions of Canadian dollars)	JOINT VENTURES	ASSOCIATES
2018
Sales to related parties	245	77
Purchases from related parties	32	50
2017
Sales to related parties	210	85
Purchases from related parties	27	90

These transactions occurred in the normal course of operations and are measured at fair value.

The following balances were outstanding at the end of the reporting period:

(in millions of Canadian dollars)	December 31, 2018	December 31, 2017
Receivables from related parties
Joint ventures	12	13
Associates	22	22
Payables to related parties
Joint ventures	2	3
Associates	2	4

The receivables from related parties arise mainly from sale transactions. The receivables are unsecured in nature and bear no interest. There are no provision held against receivables from related parties. The payables to related parties arise mainly from purchase transactions. The payables bear no interest.

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